As filed with the Securities and Exchange Commission on April 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

SECURITIES ACT OF 1933

CRYO-CELL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	8090	22-3023093
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)

700 Brooker Creek Blvd, Suite 1800

Oldsmar, Florida 34677

(813) 749-2100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Portnoy

Co-Chief Executive Officer

Cryo-Cell International, Inc.

700 Brooker Creek Blvd, Suite 1800,

Oldsmar, Florida 34677

(813) 749-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Julio C. Esquivel, Esq. Shumaker, Loop & Kendrick, LLP 101 East Kennedy Boulevard, Suite 2800 Tampa, Florida 33602 (813) 229-7600	Brad Shiffman Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5442

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 4, 2022

PRELIMINARY PROSPECTUS

$[___________]

CRYO-CELL INTERNATIONAL, INC.

% Senior Notes due [202__]

We are offering $[___________] aggregate principal amount of our [ %] Senior Notes due [202__] (the “Notes”). Interest on the Notes will accrue from , 2022, and will be paid quarterly in arrears on [ ], 30, [ ] 30, [ ] 30, [ ] 30 of each year, commencing on [_______] 30, 2022, and at maturity. The Notes will mature on , [_____] [202_]. We may redeem the Notes in whole or in part on or after , [202 ], at our option at the redemption prices and as described under the caption “Description of Notes—Optional Redemption.” In addition, we may redeem the Notes, in whole, but not in part, at any time at our option, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption, upon the occurrence of certain change of control events, as described under “Description of Notes—Optional Redemption Upon Change of Control.” The Notes will be issued in denominations of $25 and in integral multiples thereof.

The Notes will be our senior unsecured obligations, will rank equally with all of our existing and future senior unsecured indebtedness and will be senior to any other indebtedness expressly made subordinate to the Notes. The Notes will be effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) and structurally subordinated to all our existing and future liabilities, including trade payables of our subsidiaries.

Investing in our securities involves risk. Please carefully read the information under “Risk Factors” beginning on page 17 of this prospectus, as well as the information incorporated by reference herein from our most recent Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and other reports and information that we file with the Securities and Exchange Commission, for information you should consider before investing in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We intend to apply to list the Notes on the NYSE American. If approved for listing, trading on the NYSE American is expected to begin within 30 business days of , 2022, the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time.

	Per Note	Total(2)(3)
Public offering price	$	$	[	]
Underwriting discount(1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)	We have also agreed to pay a management fee to Ladenburg Thalmann & Co. Inc. See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.
(2)

Ladenburg Thalmann & Co. Inc. (“Ladenburg”), as representative of the underwriters, may exercise an option to purchase up to an additional $             aggregate principal amount of Notes offered hereby, within 30 days of the date of this prospectus. If this option is exercised in full, the total public offering price will be $[___________], the total underwriting discount paid by us will be $[     ], and total proceeds to us, before expenses, will be approximately $[     ].

Total expenses of the offering payable by us, excluding underwriting discounts and commissions and management fees, are estimated to be $[__________].

The underwriters expect to deliver the Notes to purchasers in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants, on or about , 2022.

Book-Running Manager

LADENBURG THALMANN & CO INC.

The date of this prospectus is , 2022.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. The information appearing in this prospectus, the documents incorporated by reference herein and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference herein and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.”

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding investing in our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify forward-looking statements by terminology such as “will,” “may,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Generally, the words “anticipate,” “believe,” “continue,” “expect,” “intend,” “estimate,” “project,” “plan” and similar expressions identify forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contain forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. These forward-looking statements involve risks and uncertainties and reflect only our current views, expectations and assumptions with respect to future events and our future performance. If risks or uncertainties materialize or assumptions prove incorrect, actual results or events could differ materially from those expressed or implied by such forward-looking statements. Risks that could cause actual results to differ from those expressed or implied by the forward-looking statements we make include, among others, risks related to: the impact of the COVID-19 pandemic on our sales, operations and supply chain, the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the success of the Company’s initiative to expand its core business units to include biopharmaceutical manufacturing and operating clinics, the uncertainty of profitability from its biopharmaceutical manufacturing and operating clinics, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s umbilical cord blood and cord tissue license agreements, together with the associated intellectual property and their ability to provide the Company with royalty fees, the other risks and uncertainties described herein under the heading “Risk Factors” and other documents that we file from time to time with the SEC that are incorporated by reference in this prospectus.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. These forward-looking statements are made only as of the date of this prospectus. Except as otherwise required by applicable law, we do not undertake and expressly disclaim any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus or incorporated by reference. While we have included what we believe to be the most important information about the company, the following summary may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the risks of investing discussed under “Risk Factors” beginning on page [___], the information to which we refer you and the information incorporated into this prospectus by reference, for a complete understanding of our business and the terms of any offering. References in this prospectus to “our company,” “we,” “our,” “Cryo-Cell” and “us” refer to Cryo-Cell International, Inc. and to the “Notes” refer to the [ ] % Senior Notes due [202__] offered.

Cryo-Cell International, Inc.

Overview

The Company currently stores nearly 225,000 cord blood and cord tissue specimens for the exclusive benefit of newborn babies and possibly other members of their families. Founded in 1989, the Company was the world’s first private cord blood bank to separate and store stem cells in 1992. The Company’s U.S.-based business operations, including the processing and storage of specimens, are handled from its headquarters facility in Oldsmar, Florida.

Utilizing its infrastructure, experience and resources derived from its umbilical cord blood stem cell business, the Company has expanded its research and development activities to develop technologies related to stem cells harvested from sources beyond umbilical cord blood stem cells. In 2011, the Company introduced its new cord tissue service, which stores a section of the umbilical cord tissue. The Company offers the cord tissue service in combination with the umbilical cord blood service.

On February 23, 2021, the Company entered into a Patent and Technology License Agreement (the “Duke Agreement”) with Duke University (“Duke”). The Duke Agreement grants the Company the rights to proprietary processes and regulatory data related to cord blood and cord tissue developed at Duke. The Company plans to explore, test, and/or administer these treatments to patients with osteoarthritis and with conditions for which there are limited U.S. Federal Drug Administration (“FDA”) approved therapies, including cerebral palsy, autism, and multiple sclerosis. These treatments utilize the unique immunomodulatory and potential regenerative properties derived from cord blood and cord tissue. Pursuant to the Duke Agreement, the Company has been granted exclusive commercial rights to Duke’s granted exclusive commercial rights to Duke’s intellectual property assets, FDA regulatory data, clinical expertise and manufacturing protocols associated with various applications of cord blood and cord tissue stem cells. Through this Agreement, the Company intends to expand to a triad of core business units to include: (1) its cord blood bank and other storage services; (2) cord blood and cord tissue infusion clinic services initially under the FDA’s Expanded Access Program and in conjunction with the undertaking of cord blood and cord tissue clinical trials to obtain biologics license application (“BLA”) approvals for new indications, and (3) biopharmaceutical manufacturing if BLA(s) are approved by the FDA. The Company is projecting to open the Cryo-Cell Institute for Cellular Therapies and begin infusing patients with autologous cord blood units during the first quarter of 2023.

Cord Blood Stem Cell Processing and Storage Business

Background of Business

Nearly fifty years ago researchers discovered that cells could be cryopreserved at extremely low temperatures and all cellular activity would cease until the specimens were thawed. Historically, cryopreservation was required for organ transplants, blood banking and medical research. Today, cryopreservation of umbilical cord blood stem cells gives individuals the opportunity to potentially take advantage of evolving cellular therapies and other medical technologies.

Hematopoietic stem cells are the building blocks of our blood and immune systems. They form the white blood cells that fight infection, red blood cells that carry oxygen throughout the body and platelets that promote healing. These cells are found in bone marrow where they continue to generate cells throughout our lives. Stem cells can be stored in a cryogenic environment, and upon thawing, infused into a patient. They can be returned to the individual from whom they were taken (autologous) or donated to someone else (allogeneic). An individual’s own bone marrow may be used for a transplant if the cancer has not entered the marrow system (metastasized). Otherwise, a marrow donor needs to be identified to provide the needed bone marrow. The availability of a marrow donor or matched stem cell specimen allows physicians to administer larger doses of chemotherapy or radiation in an effort to eradicate the disease. Stem cell therapies and transplants are used for both cancerous and non-cancerous diseases.

Stem cells are found in umbilical cord blood (“cord blood stem cells”) and can be collected and stored after a baby is born. Over 40,000 cord blood stem cell transplants have been performed to date. The Company believes that many parents will want to save and store these cells for potential future use by their family, either for the donor or for another family member. Today, stem cell transplants are known and accepted treatments for at least 78 diseases, we believe, a number of them life-threatening. With continued research in this area of medical technology, other therapeutic uses for cord blood stem cells are being explored. Moreover, researchers believe they may be utilized in the future for treating diseases that currently have no cure.

It is the Company’s mission to inform expectant parents and their prenatal care providers of the potential medical benefits from preserving stem cells and to provide them the means and processes for collection and storage of these cells. A vast majority of expectant parents are simply unaware that umbilical cord blood contains a rich supply of non-controversial stem cells and that they can be collected, processed and stored for the potential future use of the newborn and possibly related family members. A baby’s stem cells are a perfect match for the baby throughout its life and have a 1-in-4 chance of being a perfect match and a 3-in-4 chance of being an acceptable match for a sibling. There is no assurance, however, that a perfect match means the cells could be used to treat certain diseases of the newborn or a relative. Today, it is still common for the cord blood (the blood remaining in the umbilical cord and placenta) to be discarded at the time of birth as medical waste.

Despite the potential benefits of umbilical cord blood stem cell preservation, the number of parents of newborns participating in stem cell preservation is still relatively small compared to the number of births (four million per annum) in the United States. Some reasons for this low level of market penetration are the misperception of the high cost of stem cell storage and a general lack of awareness of the benefits of stem cell preservation programs. However, evolving medical technology could significantly increase the utilization of the umbilical cord blood for transplantation and/or other types of treatments. The Company believes it offers the highest quality, highest value service targeted to a broad base of the market. We intend to maximize our growth potential through our superior quality, value-driven competitive leadership position, product differentiation, an embedded client base, increased public awareness and accelerated market penetration.

The Company believes that the market for cord blood stem cell preservation is enhanced by global discussion on stem cell research developments and the current focus on reducing prohibitive health care costs. With the increasing costs of bone marrow matches and transplants, a newborn’s umbilical cord blood cells can be stored as a precautionary measure. Medical technology is constantly evolving which may provide new uses for cryopreserved cord blood stem cells.

Our Cord Blood Stem Cell Storage Services

The Company enters into storage agreements with its clients under which the Company charges a fee for the processing and testing and first year of storage of the umbilical cord blood. Thereafter, the client is charged an annual fee to store the specimen, unless the client entered into an 18-year pre-paid storage plan or a lifetime pre-paid storage plan.

The Company’s corporate headquarters are located in a nearly 18,000 square-foot state-of-the-art current Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. Food and Drug Administration (“FDA”) 21 CFR Part 1271, effective in May 2005, requires human cellular and tissue-based products to be manufactured in compliance with good tissue practices (cGTPs). In addition, the cellular products cryogenic storage area has been designed as a

“bunker,” with enhanced provisions for security, building fortification for environmental element protection and back-up systems for operational redundancies. The Company believes that it was the first private bank to process cord blood in a technologically and operationally advanced cGMP/cGTP-compliant facility. The Company’s facility, which also currently houses the Company’s client services, marketing and administrative operations, is designed to accommodate a broad range of events such as client tours and open houses, as well as educational workshops for clinicians and expectant parents.

Due to the limited storage capacity of its existing facility in Oldsmar, FL, the Company is currently seeking a new building to house its stored specimens. If this facility is purchased, the Company believes it will have space for not only its existing and future internal storage needs, but also will have the capacity to offer third party pharmaceutical companies and medical institutions storage services, to set up a cellular therapy laboratory to manufacture MSCs and possibly the space to consolidate the Cryo-Cell Institute for Cellular Therapies under the same roof in the future.

Competitive Advantages

The Company believes that it provides several key advantages over its competitors, including:

•	The world’s first private cord blood bank, that in combination with its global affiliates, currently stores nearly 225,000 cord blood and cord tissue specimens,

•	Our facility’s status as a cGMP- and cGTP-compliant private cord blood bank with AABB accreditation and FACT (the Foundation for the Accreditation for Cellular Therapy) accreditation,

•	a state-of-the-art laboratory processing facility,

•	utilization of a processing method using superior technology that yields the maximum recovery of healthy stem cells and provides superior red blood depletion over all other methods,

•	a five-compartment cord blood freezer bag that allows for multiple uses of the baby’s cord blood stem cells,

•	a safe, secure and monitored storage environment,

•	since inception, 100% viability rate of the Company’s specimens upon thaw for therapeutic use,

•	a state-of the-art, insulated collection kits,

•	7-day per week processing capability, and

•

a payment warranty under which the Company agrees to pay $50,000 (effective February 1, 2012 this payment was increased to $75,000 for new clients, effective June 1, 2017 this payment was increased to $100,000 for new clients that choose our premium cord blood processing method, PrepaCyte® CB Processing System (“PrepaCyte CB”)) to its client if the umbilical cord blood product retrieved is used for a stem cell transplant for the donor or an immediate family member and fails to engraft, subject to various restrictions.

Cord Tissue

In August 2011, the Company introduced its advanced new cord tissue service, which stores a section of the umbilical cord tissue. Approximately six inches of the cord tissue is procured and transported to the Company’s laboratory for processing, testing and cryopreservation for future potential use. Umbilical cord tissue is a rich source of MSCs, which have many unique functions including the ability to inhibit inflammation following tissue damage, to secrete growth factors that aid in tissue repair, and to differentiate into many cell types including neural cells, bone cells, fat cells and cartilage. MSCs are increasingly being researched in regenerative medicine for a wide range of conditions.

Public Banking

In June 2018, the Company acquired substantially all of the assets of Cord:Use Cord Blood Bank, Inc., a Florida corporation (“Cord:Use”), in accordance with the definitive Asset Purchase Agreement between Cryo-Cell and Cord:Use(the “Purchase Agreement”), including without limitation Cord:Use’s cord blood operations and its inventory of public cord blood units existing as of the closing date (the “Public Cord Blood Inventory”), which included both public (PHS 351) and private (PHS 361) banks. The Company closed the Cord:Use location and maintains its operations in Oldsmar, Florida. The new PHS 351 product is distributed under an IND (10-CBA) maintained by the National Marrow Donor Program (“NMDP”). The Company has continued the contract with Duke initiated by Cord:Use to manufacture, test, cryopreserve, store and distribute the public cord blood units. As part of the Cord:Use Purchase Agreement, the Company has an agreement with Duke, expiring on January 31, 2025, for Duke to receive, process, and store cord blood units for the Public Cord Blood Bank (“Duke Services”). As of November 30, 2021, the Company had approximately 6,000 cord blood units in inventory. Costs charged by Duke for their Duke Services are based on a monthly fixed fee for processing and storing 12 blood units per month. The public units are listed on the NMDP Single Point of Access Registry and are available to transplant centers worldwide. The Company is reimbursed via cost recovery for public cord blood units distributed for transplant through the NMDP.

Pursuant to the Purchase Agreement, Cord:Use is entitled to an earn out from the Company’s sale of the Public Cord Blood Inventory from and after closing. Each calendar year after the closing, the Company is required to pay to Cord:Use 75% of all gross revenues, net of any returns, received from the sale of public cord blood inventory in excess of $500,000 up to an aggregate amount of $200,000,000. Such payments are to be made quarterly, within 30 days of the end of the last month of each calendar quarter, until the public cord blood inventory is exhausted. In addition, each calendar year after closing, until the public cord blood inventory is exhausted, for every $500,000 of retained gross revenues, net of any returns, received and retained by the Company in excess of the initial $500,000 retained by the Company during such year, the Company is also required to deliver its common stock to Cord:Use, up to an aggregate total value of $5,000,000. As of November 30, 2021, the Company has delivered 465,426 shares at $7.52 per share of its common stock to Cord:Use.

The Public Cord Blood Inventory creates a large, ethnically diverse, high-quality inventory of available cord blood stem cell units for those in need of life saving therapy. The Company collects cord blood units at hospitals in Florida, Arizona, California, Michigan and Washington. The Company’s public inventory is stored at Duke in North Carolina, and the cord blood units are sold through the NMDP located in Minnesota, who ultimately distributes the cord blood units to transplant centers located in the United States, and around the world.

ExtraVault

Due to the limited storage capacity of its existing facility in Oldsmar, FL, the Company has been evaluating new sites to house its stored specimens. On March 14, 2022, the Company entered into a $11.2 million purchase contract with Scannell Properties #502, LLC (“Scannell”) for a 56,000 square foot facility under construction located near the Research Triangle Park in the Regional Commerce Center in Durham, North Carolina (the “New Facility”). Scannell is constructing certain improvements upon the land, including but not limited to an approximately 56,000 square foot building to be utilized by Cryo-Cell. Construction is expected to be completed by the time the Company acquires the New Facility in approximately 90 days. The consummation of the purchase is subject to the Company’s completion of due diligence and various closing conditions to be met by the parties. Although the Company believes that the acquisition is probable, there can be no assurance that the acquisition of this property will be consummated. If the New Facility is purchased, the Company believes it will have space for not only its existing and future internal storage needs, but also will have the capacity to offer third party pharmaceutical companies and medical institutions cold storage services (“ExtraVault” – see www.extravault.com), to set up a cellular therapy laboratory to manufacture mesenchymal stromal cells from cord tissue (“MSCs) and possibly the space to consolidate the Cryo-Cell Institute for Cellular Therapies under the same roof in the future.

The Company anticipates this New Facility will expand the Company’s cryopreservation and cold storage business by introducing a new service, ExtraVault (www.extravault.com). With over 30 years of experience in handling biological specimens for both research and clinical use, Cryo-Cell intends to leverage this expertise and offer these biorepository services to biopharmaceutical companies and healthcare institutions. The new facility is being constructed to offer state-of-the-art biologic, reagent and vaccine storage at cost effective prices. A robust inventory management system is planned to be implemented that Cryo-Cell believes will allow customers to view their own inventory through a customer portal and place distribution orders online. As a result, it is anticipated ExtraVault will provide expertise, experience, customer electronic access and cost sensitive solutions to the Company’s partners in the biopharma and healthcare industries.

Marketing

The Company markets its cord blood stem cell preservation services directly to expectant parents and by distributing information through obstetricians, pediatricians, childbirth educators, certified nurse-midwives and other related healthcare professionals. The Company believes that its revenues have been facilitated by a variety of referral sources, resulting from high levels of customer satisfaction. New expectant parent referrals during fiscal 2021 were provided by physicians, midwives and childbirth educators, and by client-to-client referrals and repeat clients storing the stem cells of their additional children.

The Company has a national team of field cord blood educators who increase awareness of the benefits of storing cord blood and cord tissue to the Company’s clinical referral sources, including physicians, midwives and hospitals and to expectant parents. Other promotional activities include internet advertisements and telemarketing activities. In addition, the Company exhibits at conferences, trade shows and other meetings attended by pregnant women and/or medical professionals. Significant portions of client referrals to the Company are from medical caregiver professionals.

The Company’s client support team advisors are available by telephone to enroll clients and educate both expectant parents and the medical community on the life-saving potential of cord blood stem cell preservation.

The Company continues to use its website, www.cryo-cell.com, to market its services and to provide resource information to expectant parents. The site, which is frequently updated and improved, is divided into areas of interest, including sections for expectant parents, medical caregivers and investors. Expectant parents may request and receive information about the umbilical cord blood and cord tissue service and enroll online.

The Company intends to continue offering cord blood and cord tissue banking services to expectant parents and relying on both online advertising and its national team of field cord blood educators to enroll new clients. A significant portion of its new enrollments are generated from returning customers and referrals. Many of the Company’s clients choose to enter into either multiyear storage contracts, which results in deferred revenues that are recognized over the life the storage contracts.

Our public units are listed on the NMDP registry, which is connected to all other major international registries. NMDP has a contract with the Health Resources & Services Administration (HRSA), part of the Human Health Services Department of the US government, to be the single point of access for bone marrow, peripheral blood and cord blood for transplant centers needing stem cells for transplant.

Additionally, the Company has definitive license agreements to market the Company’s umbilical cord blood stem cell programs in Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Panama.

Recent Developments

On January 19, 2022, we received a written notice (the “Notice”) from Nasdaq that our audit committee is comprised of two independent board members, and no longer complies with Nasdaq’s audit committee requirement that the audit committee be comprised of at least three independent board members as set forth in Listing Rule 5605. In accordance with Nasdaq’s Listing Rule 5605(c)(4) (“the “Rule”), Nasdaq provides a cure period in order to regain compliance. The cure period is until the earlier of the Company’s next annual shareholders’ meeting or September 20, 2022 or if the next annual shareholders’ meeting is held before March 21, 2022, then the Company must evidence compliance no later than March 21, 2022. The Company must submit documentation, including the biography of any new director, evidencing compliance of the Rule no later than the compliance date described above. The Company is working diligently to comply with Nasdaq’s audit committee requirements as set for in the Rule within the cure period provided by Nasdaq, and expects to evidence compliance to Nasdaq no later than the compliance date, but there can be no assurance that we will be able to maintain compliance and remain in compliance in the future.

If we fail to comply with Nasdaq’s continued listing standards, we may be delisted from Nasdaq, and if we are delisted from Nasdaq, our Notes may be delisted from the NYSE American, which requires that our equity be listed on an exchange. Delisting of the common stock could depress the price of our stock and Notes, substantially limit liquidity of our common stock and Notes and materially adversely affect our ability to raise capital on terms acceptable to us, or at all. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock and Notes, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock and Notes to decline further.

Corporate Information

We are a Delaware corporation that was incorporated in 1989. Our executive offices are located at 700 Brooker Creek Blvd, Suite 1800, Oldsmar, Florida 34677 and our telephone number at such office is (813) 749-2100. Our website address is https://www.cryo-cell.com. Information contained on our website is not deemed part of this prospectus.

THE OFFERING

The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes. All capitalized terms not defined herein have the meanings specified in “Description of Notes.” Unless otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise their option to purchase additional Notes.

Issuer:	Cryo-Cell International, Inc.

Title of the Securities:	[_____]% Senior Notes due [202__]

Aggregate Principal Amount Offered:	$[___________]

Option to Purchase Additional Notes:	The underwriters may also purchase from the Company up to an additional $ aggregate principal amount of the Notes, within 30 days of the date of this prospectus.

Initial Public Offering Price:	100% of the aggregate principal amount

Issue Date:	[___________, 202__]

Maturity Date:	[___________, 202__]

Interest:	[_____]% per year, payable quarterly in arrears on [[ ] 30, [ ] 30, [ ] 30 and [ ] 30] of each year, commencing on [ ] 30, 2022, and at maturity. If an interest payment date falls on a day other than a business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Guarantors:	None.

Ranking:

The Notes will be senior unsecured obligations of the Company, and will rank equal in right of payment with all of its other existing and future senior unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including the $[ ] principal amount, plus accrued and unpaid interest outstanding under our credit agreement (the “Credit Agreement”) with Texas Capital Bank, National Association (“TCB”) as of November 31, 2021. The Notes will be structurally subordinated to all existing and future indebtedness (including trade payables) of our subsidiaries.

The indenture governing the Notes does not limit the amount of indebtedness that we or our subsidiaries may incur or whether any such indebtedness can be secured by our assets.

Optional Redemption:

Prior to [_____________, 202__] (the “Notes Par Call Date”), we may, at our option, redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus a Make-Whole Amount (as defined in “Description of Notes — Optional Redemption”), if any, plus accrued and unpaid interest to, but excluding, the date of redemption.

We may redeem the Notes for cash in whole or in part at any time at our option on or after [_____________, 202__] and prior to [_____________, 202__], at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of Notes — Optional Redemption” for additional details.

Sinking Fund:	The Notes will not be subject to any sinking fund (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity).

Use of Proceeds:	We intend to use the net proceeds from this offering to pay for capital improvements and expenses associated with the Company’s infusion clinic (the opening of which is subject to the submission of an IND and FDA approval); to fund clinical trials related to the Duke Agreement; to develop biopharmaceutical manufacturing capabilities related to MSCs; for capital expenditures for software enhancements, purchases of property (including $[ ] for the purchase of the New Facility) and equipment and other obligations under the Duke Agreement; to develop the Company’s proposed ExtraVault business, for general corporate purposes; and potentially for dividend payments and repurchases of our common stock. Pending such use, the net proceeds from the sale of the Notes may be temporarily invested in short-term government securities and other low risk investments. See “Use of Proceeds” and “Capitalization.”

Events of Default:	Events of default generally will include (i) failure to pay principal or interest, (ii) failure to observe or perform any other covenant or warranty in the Notes or in the indenture, and (iii) certain events of bankruptcy, insolvency or reorganization. See “Description of Notes — Events of Default.”

Certain Covenants:	The indenture that governs the Notes contains certain covenants, including, but not limited to, restrictions on our ability to merge or consolidate with or into any other entity. See “Description of Notes — Covenants.”

No Financial Covenants:	The indenture governing the Notes does not contain financial covenants.

Additional Notes:	We may create and issue additional Notes ranking equally and ratably with the Notes in all respects, so that such additional Notes will constitute and form a single series with the Notes and will have the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) as the Notes; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers.

Defeasance:	The Notes are subject to legal and covenant defeasance by us. See “Description of Notes — Defeasance” for more information.

Listing:	The Company intends to apply to list the Notes on the NYSE American under the symbol “[___________]”. If the application is approved, the Company expects trading in the Notes to begin within 30 days after the original issue date.

Form and Denomination:	The Notes will be issued in book-entry form in denominations of $25 and integral multiples in excess thereof. The Notes will be represented by a permanent global certificate deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trustee:	U.S. Bank Trust Company, National Association

Governing Law:	The Notes and the indenture governing the Notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors:	Investing in the Notes involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page [___], as well as the other information included in or incorporated by reference into this prospectus before deciding whether to invest in the Notes.

RISK FACTORS

An investment in the Notes involves significant risks, including the risks described below. Before purchasing the Notes, you should carefully consider each of the following risk factors as well as the other information contained in this prospectus and the documents incorporated by reference, including our consolidated financial statements and the related notes. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in the Notes. The risks described below are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also impair our business operations and financial position. If any of the events described below were to occur, our financial condition, our results of operations and/or our future growth prospects could be materially and adversely affected. As a result, you could lose some or all of any investment you may have made or may make in our Company.

Our common stock may be delisted from Nasdaq and the Notes may be delisted from the NYSE American if we fail to comply with continued listing standards.

If we fail to meet any of the continued listing standards of Nasdaq or the NYSE American, our common stock and Notes could be delisted from those exchanges. These continued listing standards include specifically enumerated criteria, including compliance with Nasdaq’s corporate governance requirements. We currently are not in compliance with Nasdaq’s requirement that we have three independent directors on our audit committee.

On January 19, 2022, we received a written notice (the “Notice”) from Nasdaq that our audit committee is comprised of two independent board members, and no longer complies with Nasdaq’s audit committee requirement that the audit committee be comprised of at least three independent board members as set forth in Listing Rule 5605. In accordance with Nasdaq’s Listing Rule 5605(c)(4) (“the “Rule”), Nasdaq provides a cure period in order to regain compliance. The cure period is until the earlier of the Company’s next annual shareholders’ meeting or September 20, 2022 or if the next annual shareholders’ meeting is held before March 21, 2022, then the Company must evidence compliance no later than March 21, 2022. The Company must submit documentation, including the biography of any new director, evidencing compliance of the Rule no later than the compliance date described above. The Company is working diligently to comply with Nasdaq’s audit committee requirements as set for in the Rule within the cure period provided by Nasdaq, and expects to evidence compliance to Nasdaq no later than the compliance date, but there can be no assurance that we will be able to maintain compliance and remain in compliance in the future.

If we fail to comply with Nasdaq’s continued listing standards, we may be delisted from Nasdaq, and if we are delisted from Nasdaq, our Notes may be delisted from the NYSE American, which requires that our equity be listed on an exchange. Delisting of the common stock could depress the price of our stock and Notes, substantially limit liquidity of our common stock and Notes and materially adversely affect our ability to raise capital on terms acceptable to us, or at all. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock and Notes, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock and Notes to decline further.

Risks Related to the Notes

We may be able to incur substantially more debt, which could have important consequences to you, and we may be unable to service our debt.

We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the Notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks superior to or equally with the Notes, the holders of that debt will be entitled to a priority share or at least ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization or dissolution. This may have the effect of reducing the amount of proceeds paid to you. Incurrence of additional debt would also further reduce the cash available to invest in operations, as a result of increased debt service obligations. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our financial obligations, including those relating to the Notes;

•

a substantial portion of our cash flows from operations would have to be dedicated to interest and principal payments and may not be available for operations, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional debt or equity financing in the future;

•	it may limit our ability to refinance all or a portion of our indebtedness on or before maturity;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the Notes, we could be in default on the Notes, and this default could cause us to be in default on other indebtedness, to the extent outstanding. Conversely, a default under any other indebtedness, if not waived, could result in acceleration of the debt outstanding under the related agreement and entitle the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. In addition, such default or acceleration may result in an event of default and acceleration of other indebtedness of the Company, entitling the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. If a judgment is obtained by any such holders, such holders could seek to collect on such judgment from the assets of the Company. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.

However, no event of default under the Notes would result from a default or acceleration of, or suit, other exercise of remedies or collection proceeding by holders of, our other outstanding debt, if any. As a result, all or substantially all of our assets may be used to satisfy claims of holders of our other outstanding debt, if any, without the holders of the Notes having any rights to such assets. The indenture governing the Notes will not restrict our ability to incur additional indebtedness.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured indebtedness that we or our subsidiaries have currently outstanding or may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness, including the principal amount, plus accrued and unpaid interest outstanding under our Credit Agreement with TCB as of November 31, 2021. The indenture governing the Notes does not prohibit us or our subsidiaries from incurring additional secured (or unsecured) indebtedness in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness and may consequently receive payment from these assets before they may be used to pay other creditors, including the holders of the Notes.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of the Company and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes, and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Therefore, in any bankruptcy, liquidation or similar proceeding, all claims of creditors (including trade creditors) of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. The indenture governing the Notes does not prohibit us or our subsidiaries from incurring additional indebtedness in the future. In addition, future debt and security agreements entered into by our subsidiaries may contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral.

The indenture governing the Notes contains limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•

issue debt securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities subordinated in right of payment to the Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture does not include any protection against certain events, such as a change of control, a leveraged recapitalization or “going private” transaction (which may result in a significant increase of our indebtedness levels), restructuring or similar transactions. Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity. Also, an event of default or acceleration under our other indebtedness would not necessarily result in an “Event of Default” under the Notes.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

We may not be able to generate sufficient cash to service all of our debt, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on, or to refinance our obligations under, our debt will depend on our financial and operating performance and that of our subsidiaries, which, in turn, will be subject to prevailing economic and competitive conditions and to financial and business factors, many of which may be beyond our control.

We may not maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on, and principal of, our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We may not be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The instruments governing our indebtedness restrict our ability to dispose of assets and use the proceeds from any such dispositions. We may not be able to consummate those sales, or if we do, at an opportune time, the proceeds that we realize may not be adequate to meet debt service obligations when due.

An increase in market interest rates could result in a decrease in the value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the Notes, and the market interest rates subsequently increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.

An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.

The Notes are a new issue of debt securities for which there currently is no trading market. We intend to apply to list the Notes on the NYSE American within 30 business days of the original issue date under the symbol “[___________]”. We cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they may make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

In addition, there may be a limited number of buyers when you decide to sell your Notes. This may affect the price, if any, offered for your Notes or your ability to sell your Notes when desired or at all.

We may issue additional Notes.

Under the terms of the indenture governing the Notes, we may from time to time without notice to, or the consent of, the holders of the Notes, create and issue additional Notes which will be equal in rank to the Notes. If any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers.

We may choose to redeem the Notes when prevailing interest rates are relatively low.

On or after [ ], 202[ ], we may choose to redeem the Notes from time to time, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell the Notes as the optional redemption date or period approaches.

If we default on our obligations under the Credit Agreement, we may suffer adverse consequences and may not be able to make payments on the Notes.

]To secure our obligations under the Credit Agreement with TCB, TCB has a first priority security interest in all money, securities and property of the Company. If we default on our obligations under the Credit Agreement and fail to cure, TCB will have the right to foreclose on our assets and force us into bankruptcy and liquidation. The occurrence of a default could have a material adverse effect on our business, financial condition and results of operations, cash flows, and our ability to make distributions to shareholders and make the interest payment on the Notes. Any default under the agreements governing our existing indebtedness, including a default under the Credit Agreement or other indebtedness to which we may be a party that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness, including the Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. In addition, the lenders under any revolving credit facility or other financing that we may obtain in the future could elect to terminate their commitment, cease making further loans and institute foreclosure proceedings against our assets, and force us into bankruptcy or liquidation. Any such default may constitute a default under all of our indebtedness, including the Notes, which could further limit our ability to repay our indebtedness, including the Notes. If our operating performance declines, we may in the future need to seek to obtain waivers from our existing lenders at the time to avoid being in default. If we breach any loan covenants, we may not be able to obtain such a waiver from the lenders in which case we would be in default under the credit arrangement and the lender could exercise its rights as described above, and we may be forced into bankruptcy or liquidation. If we are unable to repay indebtedness, lenders having secured obligations could proceed against the collateral securing the debt. [Because the Credit Agreement has, and] any future credit facilities will likely have, customary cross-default provisions, if repayment of any outstanding indebtedness, such as the Notes, the Credit Agreement or any future credit facility, is accelerated, we may be unable to repay or finance the amounts due. Furthermore, any such default may constitute a default under the Notes, which could further limit our ability to repay our indebtedness, including the Notes.

We will have broad discretion with respect to the use of the proceeds of this offering.

We will have broad discretion to use the net proceeds from this offering for any of the intended purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to determine how the net proceeds will be used. Because of the number and variability of factors that will determine how we use the net proceeds from this offering, their ultimate use may vary. The failure by us to apply these funds effectively could harm our business. We are not obligated to contribute to a sinking fund to retire the Notes and the Notes are not guaranteed by a third-party.

The rating for the Notes could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency.

We have obtained a rating for the Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold the Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and the rating of the Notes may not reflect all risks related to us and our business, or the structure or market value of the Notes. We may elect to issue other securities for which we may seek to obtain a rating in the future. If we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Notes. Neither we nor any underwriter undertakes any obligation to maintain our credit rating or to advise holders of the Notes of any changes in our credit rating. There can be no assurance that our credit rating will remain for any given period of time or that such credit rating will not be lowered or withdrawn entirely by the rating agency if in their judgment future circumstances relating to the basis of the credit rating, such as adverse changes in our company, so warrant.

Risk Related to our Business

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. A number of these risks are listed below. These risks could affect actual future results and could cause them to differ materially from any forward-looking statements we have made. You should carefully consider the risks described below. The risks and uncertainties described below are not the only ones we face. Any of the risks described below could significantly and adversely affect our business, prospects, financial condition or results of operations.

We may need to raise additional capital.

We believe we have sufficient capital to fund our operations for at least the next 12 to 18 months. However, cash flows from operations will depend primarily upon increasing revenues from sales of our umbilical cord blood cellular storage services and controlling expenses. The Company has attempted to focus its capital resources on its core business of cellular storage services by de-emphasizing certain non-core business activities. There can be no assurance that sales will continue to increase or even maintain current levels. Additionally, the Company will require additional capital to pay for capital improvements and expenses associated with the Company’s infusion clinic (the opening of which is subject to the submission of an IND and FDA approval), to fund its proposed ExtraVault business and clinical trials related to the Duke Agreement, to develop biopharmaceutical manufacturing capabilities related to MSCs, for capital expenditures for software enhancements, purchases of property and equipment and obligations under the Duke Agreement. The Company will consider financing all or a portion of these capital expenditures through borrowings under a line of credit, vendor financing or other financing sources, including the offering of the Notes. There can be no assurance that such capital, if needed, will be available.

We may not be able to successfully grow or operate our business.

Our business may decline, may not grow or may grow more slowly than expected. There can be no assurance that we will be able to grow or effectively operate our business. To the extent we are unable to achieve growth in our business we may continue to incur losses. We cannot assure you that we will be successful or make progress in the growth and operation of our business. Our success will depend in large part on widespread market acceptance of cryopreservation of stem cells. Our current and future expense levels are based on our operating plans and estimates of future revenues and are subject to increase as we implement our strategy. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, operating results and financial condition. Further, if we should substantially increase our operating expenses to increase sales and marketing or to develop our technology and cord blood processing and storage systems, and such expenses are not subsequently followed by increased revenues, our operating performance and results would be adversely affected and if sustained could have a material adverse effect on our business.

The Company’s operations and performance depend significantly on global and regional economic conditions.

Adverse macroeconomic conditions, including inflation, slower growth or recession, new or increased tariffs, changes to fiscal and monetary policy, tighter credit, higher interest rates, high unemployment and currency fluctuations could materially adversely affect demand for the Company’s products and services. In addition, consumer confidence and spending could be adversely affected in response to financial market volatility, negative financial news, conditions in the real estate and mortgage markets, declines in income or asset values, changes to fuel and other energy costs, labor and healthcare costs and other economic factors. A downturn in the economic environment could also lead to increased credit and collectability risk on the Company’s receivables, limitations on the Company’s ability to issue new debt and reduced liquidity. These and other economic factors could materially adversely affect the Company’s business, results of operations, financial condition and growth.

The COVID-19 pandemic has adversely impacted and is expected to have prolonged adverse impacts on our business and results of operations.

In 2020, a strain of novel coronavirus disease, COVID-19, was declared a pandemic and spread across the world. The pandemic and government measures taken in response have had a significant adverse impact, both direct and indirect, on our business and the economy. There can be no assurance that our ability to continue our operations will not be disrupted in the future in case of a resurgence of the pandemic or related public health crisis from new mutations of the virus. The COVID-19 pandemic continues to evolve. The extent to which the pandemic impacts our business, liquidity and financial results will depend on future developments, such as the continued geographic spread of the disease, the duration of the pandemic, the location, duration and magnitude of future waves of infection, new mutations of the virus, the availability, the adoption and effectiveness of vaccines and treatments against the virus and its variants, travel restrictions and social distancing in the United States, the European Union China and other countries. If we experience prolonged shutdowns or other business disruptions in the future, our ability to conduct our business in the manner and within planned timelines could be materially adversely impacted, and our business and financial results may continue to be adversely affected.

Additionally, concerns over the economic impact of the COVID-19 pandemic have caused volatility in financial and other capital markets. There is no assurance that future resurgence of COVID-19 infections and further economic downturns will not cause volatilities in the capital markets, which may adversely impact the price of our stock and Notes and our ability to access capital markets, such as what occurred in March and April 2020 and at various times in 2021 upon the discovery of new variants.

If our umbilical cord blood stem cell storage services do not achieve continued market acceptance we will not be able to generate revenue necessary to support our business.

We anticipate that service fees from the processing and storage of umbilical cord blood stem cells will continue to comprise a substantial majority of our revenue in the future and, therefore, our future success depends on the successful and continued market acceptance of this service. Broad use and acceptance of our service requires marketing expenditures and education and awareness of consumers and medical practitioners, and the time and expense required to accomplish such education and awareness of our services and its potential benefits could adversely affect market acceptance. Successful commercialization of our services will also require that we satisfactorily address the needs of various medical practitioners that constitute a target market to reach consumers of our services and to address potential resistance to recommendations for our services. If we are unable to continue to gain market acceptance of our services, we will not be able to generate sufficient revenue to remain profitable.

We may fail to successfully manufacture MSCs.

In August 2011, the Company introduced its advanced new cord tissue service, which stores a section of the umbilical cord tissue. Approximately six inches of the cord tissue is procured and transported to the Company’s laboratory for processing, testing and cryopreservation for future potential use. Umbilical cord tissue is a rich source of mesenchymal stromal cells (“MSCs”). MSCs have many unique functions including the ability to inhibit inflammation following tissue damage, to secrete growth factors that aid in tissue repair, and to differentiate into many cell types including neural cells, bone cells, fat cells and cartilage. MSCs are increasingly being researched in regenerative medicine for a wide range of conditions are currently being used in many clinical trials. While there is much promise related to MSCs, we may fail to successfully manufacture and store MSCs, including as a result of negative results in clinical trials for efficacy.

Clinical development is lengthy and uncertain.

Our public blood bank research involves clinical testing, which is expensive, complex and lengthy, and subject to various regulations, including the “Common Rule.” The Common Rule is a rule of ethics in the United States regarding biomedical and behavioral research involving human subjects. It governed Institutional Review Boards for oversight of human research. It is encapsulated in the 1991 revision to the U.S. Department of Health and Human Services Title 45 CFR 46 Subparts A, B, C and D. Subpart A. The outcome of clinical tries is inherently uncertain. There is a high rate of attrition for product candidates proceeding through clinical trials and most investigational medicines that commence clinical trials are never approved as products. We may not be able to initiate, may experience delays in, or may have to discontinue clinical trials for our investigational treatments. We and our strategic collaborators, including Duke, also may experience unforeseen events during, or as a result of, any clinical trials that we or they conduct that could delay or prevent us or them from successfully developing our investigational medicines and gaining approval from regulators. Delays or other events that might prevent us from proceeding with clinical trials include:

•	regulators, Institutional Review Boards (IRBs), or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•

the outcome of our preclinical studies and our early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results;

•	we may be unable to establish or achieve clinically meaningful endpoints for our studies;

•

if we make changes to our investigational medicines after clinical trials have commenced (which we have done in the past), we may be required to repeat earlier stages or delay later stages of clinical testing;

•

clinical trials of any investigational medicines may fail to show safety or efficacy, or produce negative or inconclusive results, and we may decide, or regulators may require us to conduct additional nonclinical studies or clinical trials, or we may decide to abandon product development programs; and

•

regulators may impose a complete or partial clinical hold on a trial, or we or our investigators, IRBs, or ethics committees may elect to suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to an unacceptable benefit-risk ratio..

Any delay in developing assays that are acceptable to the FDA or other regulators could delay the start of future clinical trials. Further, the FDA or other regulators may change the requirements for approval even after they have reviewed and commented on the design for clinical trials. Significant preclinical or nonclinical testing and studies or clinical trial delays for our investigational treatments could allow our competitors to bring products to market before we do.

Our product candidates are subject to substantial government regulation, including the regulation of nonclinical testing and clinical trials. If we are unable to obtain regulatory approval for our product candidates, we will be unable to generate revenues.

Most of the product candidates we are developing must undergo rigorous nonclinical testing and clinical trials and an extensive regulatory approval process before they can be marketed in the United States or internationally. If we fail to obtain regulatory approval for our product candidates, we may have to cease further development. Clinical trials on our product candidates are expected to take several years to fully complete. The commencement or completion of nonclinical studies or clinical trials can be delayed or prevented for a number of reasons, including:

•

limitations directly caused by, or restrictions imposed in response to, the COVID-19 pandemic, including our ability to conduct research and development and clinical trials, to engage or continue to engage with third-party contractors and suppliers or to comply with regulatory obligations relating to our business;

•	an inability to raise sufficient capital to commence, conduct, or complete clinical trials;

•	findings in nonclinical trials;

•	difficulties obtaining regulatory approval to commence a clinical trial or complying with conditions imposed by a regulatory authority regarding the scope or term of a clinical trial;

•	difficulties obtaining regulatory approval to commence a clinical trial or complying with conditions imposed by a regulatory authority regarding; and

•	severe or unexpected drug or biologic-related side effects experienced by patients in a clinical trial.

Clinical trials also may be delayed or terminated as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by us, the FDA, the board overseeing the trial, or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities;

•	inspection of manufacturing and drug packaging operations by regulatory authorities;

•	unforeseen safety issues or lack of effectiveness; and

•	lack of adequate funding to continue the clinical trial.

We cannot assure you that clinical trials will demonstrate the safety or effectiveness of any of our product candidates, or will otherwise satisfy regulatory requirements. Our nonclinical studies or clinical trials may produce negative or inconclusive results, there may be inconsistencies between early clinical trial results and results obtained in later clinical trials, and we may decide, or regulators may require us, to conduct additional nonclinical studies or clinical trials. Moreover, nonclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in nonclinical studies and clinical trials have nonetheless failed to obtain FDA approval for their products. If we are unable to resolve the FDA’s concerns, we will not be able to obtain regulatory approval for these product candidates.

The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which FDA or other governmental regulatory approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we do not comply with applicable regulatory requirements, such violations could result in warning letters, non-approval, suspensions of regulatory approvals or ongoing clinical trials, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

We may encounter such delays and rejection of our product candidates by the FDA or other regulatory authority may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, or changes in regulatory policy during the period of product development. More stringent regulatory approval processes in product clearance and enforcement activities could result in our experiencing longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market products based on our licensed, patented product candidates for different indications or to market updated products that represent extensions of our basic product candidates. In addition, we may not receive FDA approval to export our products based on our licensed, patented product candidates in the future, and countries to which products are to be exported may not approve them for import.

The stem cell preservation market is increasingly competitive.

Stem cell preservation is becoming an increasingly competitive business. Our business faces competition from other operators of stem cell preservation businesses and providers of stem storage services. Certain of our competitors may have greater financial and other resources than us. Competitors with greater access to financial resources may enter our markets and compete with us. In the event that we are not able to compete successfully, our business may be adversely affected and competition may make it more difficult for us to grow our revenue and maintain our existing business on terms that are favorable to us.

A failure in the performance of our cryopreservation storage facility or systems, or those of Duke could harm our business and reputation.

To the extent our cryopreservation storage service, or the storage by Duke with regard to our public cord blood specimens, is disrupted, discontinued or the performance is impaired, our business and operations could be adversely affected. Any failure, including network, software or hardware or equipment failure, that causes a material interruption or discontinuance in our cryopreservation storage of stem cell specimens could result in stored specimens being damaged and unable to be utilized. Specimen damage, including loss in transit to the Company or loss of bulk shipments to its secondary storage site, could result in litigation against us and reduced future revenue to us, which in turn could be harmful to our reputation. Our insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our ability to maintain proper, continued, cryopreservation storage services. Any material disruption in our ability to maintain continued uninterrupted storage systems could have a material adverse effect on our business, operating results and financial condition. Our systems and operations are vulnerable to damage or interruption from fire, flood, equipment failure, break-ins, tornadoes and similar events for which we do not have redundant systems or a formal disaster recovery plan and may not carry sufficient business interruption insurance to compensate us for losses that may occur.

Because our industry is subject to rapid technological and therapeutic changes and new developments, our future success will depend on the continued viability of the use of stem cells.

Our success depends to a significant extent upon our ability to enhance and expand the use of and utility of our services so that they gain increased market acceptance. There can be no assurance that expectant parents will use our services or that our services will provide competitive advantages with current or future technologies. Failure to achieve increased market acceptance could have a material adverse effect on our business, financial condition and results of operations. The use of stem cells in the treatment of disease is subject to potentially revolutionary technological, medical and therapeutic changes. Future technological and medical developments could render the use of stem cells and our equipment obsolete and unmarketable. We may incur significant costs in replacing or modifying equipment in which we have already made a substantial investment prior to the end of its anticipated useful life. In addition, there may be significant advances in other treatment methods, such as genetics, or in disease prevention techniques, which could significantly reduce the need for the services we provide.

Our future success depends on our ability to retain our key personnel and to attract, retain and motivate qualified personnel.

Our future success depends upon our ability to retain our key management and other personnel and will also depend in large part on our ability to attract and retain additional qualified software developers, bioinformaticists, operations personnel, sales and marketing personnel, and business development personnel. Competition for these types of employees is intense due to the limited number of qualified professionals and the high demand for them, particularly in the Tampa Bay are of Florida, where our headquarters are located. We have in the past experienced difficulty in recruiting qualified personnel, especially in the area of sales. Failure to attract, assimilate, and retain personnel would have a material adverse effect on our business and potential growth.

Risk Related to Government Regulation

If we do not obtain and maintain necessary domestic regulatory registrations, approvals and comply with ongoing regulations, we may not be able to market our services in the United States.

We are subject to substantial regulation. We are required to register with the FDA under the Public Health Service Act because of our ongoing cellular storage business and are subject to FDA inspection. This requirement applies to all establishments engaged in the recovery, processing, storage, labeling, packaging, or distribution of any Human Cells, Tissues, and Cellular and Tissue-Based Products (“HCT/Ps”) or the screening or testing of a cell or tissue donor. In addition, with the purchase of the manufacturing rights to the PrepaCyte CB Processing System on June 30, 2015, we are required to register this product as a Medical Device under the Federal Food, Drug, and Cosmetic Act which is also subject to FDA inspection. The Company is in compliance with these requirements, but not assurances can be made that we will be able to meet future regulatory requirements. The division of FDA which regulates HCT/Ps is the Center for Biologics Evaluation and Research (“CBER”). Since 2004, the FDA has formulated a “Tissue Action Plan” which consists of these three rules:

1.	As of January 21, 2004, all cord blood banks are required to register with the FDA. Any cord blood bank which has a laboratory should be on the web page of FDA Registered Establishments.

2.	The second rule was published May 20, 2004, and became effective May 25, 2005. It pertains to donor eligibility. This rule requires more screening of donors for communicable diseases.

3.

The final rule establishes FDA standards of current Good Tissue Practice (“GTP”) for laboratories which process HCT/Ps. This rule was published November 19, 2004, became effective May 25, 2005, and is intended to prevent contamination or cross-contamination during the handling of HCT/Ps.

The final rule allows the FDA to inspect cord blood laboratories to determine compliance with the provisions of 21 CFR Part 1271. As part of this oversight authority, the FDA conducts unannounced inspections of cord blood banks.

Upon execution of the acquisition of all of the assets of Cord:Use, the Company acquired the cord blood operations which included both public (PHS 351) and private (PHS 361) banks. The new PHS 351 product is distributed under an IND (10-CBA) maintained by the NMDP. The Company has continued the contract with Duke initiated by Cord:Use to manufacture, test, cryopreserve, store and distribute the public cord blood units. The units are listed on the NMDP Single Point of Access Registry and are available to transplant centers worldwide. The Company is reimbursed via cost recovery for public cord blood units distributed for transplant through the NMDP.

The donation of cord blood units in the public cord blood banking program functions under The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Company adheres to HIPAA rules. The FDA does not require establishments that manufacture drugs (including biological products) and devices that are HCT/Ps for use under an investigational new drug application (IND) (21 CFR Part 312) to register and list their HCT/Ps until the HCT/P is approved through a biologics license application (BLA), new drug application (NDA), or premarket approval application (PMA); or cleared through a premarket notification submission (510(k)).

The PrepaCyte CB (Cord Blood) Processing System is intended for use in cell processing laboratories to process and store total nucleated cells (TNC) from human umbilical cord blood, prior to banking. The device is composed of a bagwith separation media. The system is 510(k) cleared as a Class II device. The division of the FDA which regulates this product is the Center of Biologics Evaluation and Research (“CBER”). Approval to market the device was determined by the Office of Cellular, Tissue and Gene Therapies. The section of FDA Code of Federal Regulations (“CFR”) pertaining to medical device is 21 CFR 800s. The requirements for compliance to this section include annual registration of the device, listing of devices with the FDA, good manufacturing practice, labeling, and prohibitions against misbranding and adulteration.

Currently, the states of California, Illinois, Maryland, New Jersey and New York require cord blood banks to be registered or licensed. The Company is currently registered or licensed to operate in these states. If the Company identifies other states with licensing requirements or if other states adopt such requirements, the Company would have to obtain licenses or registration to continue providing cord blood services in those states.

The Company is also subject to local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances. These laws include the Occupational Safety and Health Act (“OSHA”), cGTPs, cGMPs, Environmental Protection Act and those of the local Department of Health.

Evolving legislation and regulations governing private cord blood banking in various jurisdictions throughout the world may impact the Company’s international licensees.

In addition, as the organization grows and evolves, other legislation and regulations are expected to impact the Company. One such evolution involves activities that may be designated as or involve medical research or cooperative agreements associated with medical research. These types of activities are also governed by the FDA, specifying oversight by an Institutional Review Board (IRB). The IRB is a board or committee that approves the initiation of, and conducts periodic review of, biomedical research involving human subjects. The primary purpose of such review is to assure the protection of the rights and welfare of the human subjects. Governance of biomedical research is codified as laws by Title 21 of the Code of Federal Regulations (CFR) Part 56, and enforced by the FDA. Other medical research associated with clinical trials may require an Investigational New Drug Application (IND). Current Federal law requires that a drug be the subject of an approved marketing application before it is transported or distributed across state lines. Because a sponsor will likely want to ship the investigational drug to clinical investigators in many states, it must seek an exemption from that legal requirement. The IND is the means through which the sponsor technically obtains this exemption from the FDA. This approval would be required in the case of a clinical trial.

We may be required to spend substantial amounts to comply with legislative and regulatory initiatives relating to patient privacy. What about state privacy laws such as—California Consumer Privacy Act of 2018

Regulations issued under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, contain provisions that require us to adopt business procedures designed to protect the privacy of each of our patients’ individual health information. Federal and state laws govern the Company’s ability to obtain and, in some cases, to use and disclose data that we may need to conduct certain activities. The HIPAA requires the Department of Health and Human Services to issue a series of regulations establishing standards for the electronic transmission of certain health information. The Company’s private cord blood bank operation is not subject to HIPAA because the Company does not engage in certain electronic transactions related to the reimbursement of healthcare providers and because blood and tissue procurement and banking activities are exempt. However, the healthcare providers that collect umbilical cord blood for the Company’s customers are subject to HIPAA. The identifiable information shared is only what is permitted by HIPAA. In 2009, a portion of the American Recovery and Reinvestment Act of 2009 modified HIPAA under the Health Information Technology for Economic and Clinical Health Act (“HITECH

Act”). While the Company is still not subject to HIPAA for the reasons stated above the Company may incur material expenses associated with compliance efforts. In addition, compliance may require management to spend substantial time and effort on compliance measures. If the Company fails to comply with HIPAA, it is possible it could suffer criminal and civil penalties. The civil penalties could include monetary penalties ranging from $100 per violation to $1.5 million depending on the level of violation.

Our failure to comply with laws related to hazardous materials could materially harm us.

We are subject to state and federal laws regulating the protection of employees who may be exposed to hazardous material and regulating the proper handling and disposal of that material. There are inherent risks in connection with the handling, storage, disposal, distribution, and/or use of the specimens. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulation and regulations of foreign jurisdictions, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Individuals who use or come in contact with the specimens may file claims related to their use and these claims could result in litigation that could be expensive to defend or result in judgements that exceed our resources and our insurance coverage. Any such litigations and judgement could adversely affect our business, financial condition and results of operations. Although we believe we are in compliance with all applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability, or require us to incur costs that would have an adverse effect on us.

Risks Related to International Operations

Our international operations are subject to risk and we may not be able to successfully protect our intellectual property.

International licenses of our technology and services account for a portion of our income and our international growth may be limited if we are unable to successfully manage our international activities. We are subject to a number of challenges that relate to our international business activities. Our growth and future license income and return on investments from these sources will be impacted by these challenges, which include:

•	failure of local laws to provide the same degree of protection against infringement of our intellectual property rights;

•	certain laws and business practices that could prevent our business from operating or favor local competitors, which could slow or limit our growth in international markets;

•	entering into licensing agreements with organizations capable of undertaking and sustaining operations;

•	the expense of entering into licensing and investment arrangements in new foreign markets;

•	changes in local political, economic, social, and labor conditions, which may adversely affect our business;

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risks associated with trade restrictions and foreign import requirements, including the importation and exportation of our solutions, as well as changes in trade, tariffs, restrictions or requirements;

•	heightened risks of unethical, unfair or corrupt business practices, actual or claimed, in certain geographies;

•	fluctuations in currency exchange rates, which may make doing business with us less appealing as our contracts are generally denominated in U.S. dollars;

•	greater difficulty in enforcing contracts;

•	lack of brand awareness that can make commercializing our products more difficult and expensive;

•	management communication and integration problems resulting from cultural differences and geographic dispersion;

•	the uncertainty and limitation of protection for intellectual property rights in some countries;

•	potentially different pricing environments, longer payment cycles in some countries, increased credit risk, and higher levels of payment fraud;

•	uncertainty regarding liability for products and services, including uncertainty as a result of local laws and lack of legal precedent;

•

different employee/employer relationships, existence of workers’ councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain jurisdictions; and

•

compliance with complex foreign and U.S. laws and regulations applicable to international operations may increase the cost of doing business in international jurisdictions. These numerous and sometimes conflicting laws and regulations include internal control and disclosure rules, data privacy requirements, research ethics and compliance laws, anti-corruption laws, and anti- competition regulations, among others. Violations of these laws and regulations could result in fines and penalties, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and on our ability to offer our products and services in one or more countries, and could also materially affect our brand, our international expansion efforts, our ability to attract and retain employees, our business, and our operating results.

The occurrence of any one of these risks could harm our international business and, consequently, our results of operations. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to operate in other countries will produce desired levels of revenue or profitability.

We are subject to the Foreign Corrupt Practices Act.

The Foreign Corrupt Practices Act (“FCPA”), prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight, and debarment from government contracts.

The Company’s business may be impacted by political events, international trade disputes, war, terrorism, natural disasters, public health issues, industrial accidents and other business interruptions.

Political events, international trade disputes, war, terrorism, natural disasters, public health issues, industrial accidents and other business interruptions, such as the current Ukrainian-Russian conflict could harm or disrupt international commerce and the global economy, and could have a material adverse effect on the Company and its customers, suppliers, cellular network carriers and other partners. International trade disputes could result in tariffs and other protectionist measures that could adversely affect the Company’s business.

Already the Ukrainian-Russian conflict has caused market volatility, a sharp increase in certain commodity prices, such as wheat and oil, and an increasing number and frequency of cybersecurity threats. So far, we have not experienced any direct impact from the conflict and, as our business is conducted primarily in the United States, we are probably less vulnerable than companies with international operations. Nevertheless, we will continue to monitor the situation carefully and, if necessary, take action to protect our business, operations and financial condition.

Risks Related to Information Technology

Our information systems are critical to our business, and a failure of those systems could materially harm us.

We depend on our ability to store, retrieve, process and manage a significant amount of information. If our information systems fail to perform as expected, or if we suffer an interruption, malfunction or loss of information processing capabilities, it could have a material adverse effect on our business.

If we experience a significant breach of data security or disruption in our information systems, our business could be adversely affected.

We rely on various information systems to manage our operations and to store information, including sensitive data such as confidential business information and personally identifiable information. These systems have been and continue to be vulnerable to interruption or malfunction, including due to events beyond our control, and to unauthorized access, computer hackers, ransomware, viruses, and other security problems. Failure of these systems or any significant breach of our data security could have an adverse effect on our business and may materially adversely affect our operating results and financial condition.

Data security breaches could result in loss or misuse of information, which could, in turn, result in potential regulatory actions or litigation, including material claims for damages, compelled compliance with breach notification laws, interruption to our operations, damage to our reputation or could otherwise have a material adverse effect on our business, financial condition and operating results. Companies throughout our industry have been increasingly subject to a wide variety of security incidents, cyber-attacks and other attempts to gain unauthorized access to networks or sensitive information. While we have implemented and continue to implement cybersecurity safeguards and procedures, these safeguards have been vulnerable to attack. As cyber threats continue to evolve, we may be required to expend additional resources to enhance our cybersecurity measures or to investigate or remediate any vulnerabilities or breaches.

Although we maintain insurance to protect ourselves in the event of a breach or disruption of certain of our information systems, we cannot ensure that the coverage is adequate to compensate for any damages that may be incurred.

Increasing use of social media could give rise to liability, breaches of data security, or reputational damage.

We and our employees are increasingly utilizing social media tools as a means of communication both internally and externally. Despite our efforts to monitor evolving social media communication guidelines and comply with applicable rules, there is risk that the use of social media by us or our employees to communicate about our products or business may cause us to be found in violation of applicable laws and regulations. In addition, our employees may knowingly or inadvertently make use of social media in ways that may not comply with our social media policy or other legal or contractual requirements, which may give rise to liability, lead to the loss of trade secrets or other intellectual property, or result in public exposure of personal information of our employees, clinical trial patients, customers, and others. Furthermore, negative posts or comments about us or our products in social media could seriously damage our reputation, brand image, and goodwill.

Some of our products contain open source software, which may pose particular risks to our proprietary software, technologies, products and services in a manner that could harm our business.

We use open source software in our products and anticipate using open source software in the future. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require us to expend significant additional research and development resources, and we cannot guarantee that we will be successful.

Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. We have processes to help alleviate these risks, including a review process for screening requests from our developers for the use of open source software, but we cannot be sure that all open source software is identified or submitted for approval prior to use in our products. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could adversely affect our business, financial condition and results of operations.

Risks Related to Intellectual Property

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidates throughout the world could be expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing. We do not have any registered patents. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

If we are unable to protect our intellectual property from use by third parties, our ability to compete in the market will be harmed. There can be no assurance that we will not become subject to future patent infringement claims or litigation in a court of law, interference proceedings, or opposition to a patent granted in a foreign jurisdiction. The defense and prosecution of such intellectual property claims are costly, time-consuming, divert the attention of management and technical personnel and could result in substantial cost and uncertainty regarding our future viability. Future litigation or regulatory proceedings, which could result in substantial cost and uncertainty, may also be necessary to enforce our patent or other intellectual property rights or to determine the scope and validity of other parties’ proprietary rights. Any public announcements related to such litigation or regulatory proceedings that we initiate, or that are initiated or threatened against us by our competitors, could adversely affect the price of our common stock. We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position, and we typically require our employees, consultants and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships. There can be no assurance, however, that these agreements will not be breached or that we will have adequate remedies for any breach. Failure to protect our intellectual property would limit our ability to produce and/or market our products in the future and would likely have an adverse effect on the revenues generated by the sale or license of such intellectual property.

We may become subject to third parties’ claims alleging infringement of their patents and proprietary rights, which could be costly, time consuming, and prevent the use of our technology solution.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in our market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. These claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements or obtain them on terms acceptable to us.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our platforms, our platforms and applications may be perceived as not being secure, customers and suppliers may curtail or stop using our services, and we may incur significant legal and financial exposure.

Our storage systems and the network infrastructure that are hosted by third-party providers involve the storage and transmission of healthcare data as well as proprietary information about organizations and programs, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, security flaws in the third-party hosting service that we rely upon, or any number of other reasons and, as a result, an unauthorized party may obtain access to our suppliers’ or customers’ data. Although we have never had any breach of data in our third-party provider’s environment, any future breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our platforms and applications that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures on a timely basis. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose suppliers and customers and we may have difficulty obtaining merchant processors or insurance coverage essential for our operations.

Risks Related to being a Public Company

We incur significant costs and demands as a result of operating as a public company.

We incur significant legal, accounting and other expenses to meet our obligations as a publicly traded company. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the Nasdaq Stock Market and the NYSE American and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways that are not currently anticipated. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations may make it difficult and expensive for us to maintain director and officer liability insurance coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers, which may adversely affect investor confidence in us and could cause our business or stock price to suffer.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. We are required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act also requires, subject to an exemption for so long as we remain a “smaller reporting company,” an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Increasing scrutiny and changing expectations from investors, customers, and governments with respect to Environmental, Social and Governance (“ESG”) policies and practices may cause us to incur additional costs or expose us to additional risks.

There has been increasing public focus and scrutiny from investors, governmental and nongovernmental organizations, and customers on corporate ESG practices. Our ESG practices may not meet the standards of all of our stakeholders and advocacy groups may campaign for further changes. A failure, or perceived failure, to respond to expectations of all parties could cause harm to our business and reputation and have a negative impact on the market price of our securities. New government regulations could also result in new regulations and new or more stringent forms of ESG oversight and disclosures which may lead to increased expenditures for sustainability initiatives.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Based upon shares of common stock outstanding as of November 30, 2021, our executive officers, directors, 5% stockholders (known to us through publicly available information) and their affiliates beneficially owned approximately 39% of our voting stock. Therefore, these stockholders have the ability to substantially influence us through this ownership position. For example, these stockholders, if they choose to act together, may be able to influence the election of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

We may become subject to securities class action litigation, which can be expensive, divert management attention, and, if resolved unfavorably, expose us to significant liabilities.

We may become subject to litigation in the future that could result in substantial costs and a diversion of management’s resources and attention. In addition, any adverse determination from future litigation could expose us to significant liabilities, which could have a material adverse effect on our business, financial condition, and results of operations.

We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our common stock may be less attractive to investors.

We are a “smaller reporting company,” meaning that we have a public float of less than $250 million, have annual revenues of less than $100 million during the most recently completed fiscal year and the value of our voting and nonvoting common stock held by non-affiliates on the last business day of our second fiscal quarter in that fiscal year is less than $700.0 million. As a “smaller reporting company,” we are subject to lesser disclosure obligations in our SEC filings compared to other issuers. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status a “smaller reporting company” may make it harder for investors to analyze our operating results and financial prospects.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation, as amended, and bylaws, as amended, also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

Certain provision of our charter, bylaws and Delaware law may delay, defer or prevent a tender offer or takeover attempt that public stockholders might consider in their best interest.

Certain provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws include provisions that:

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authorize the board of directors to issue, without stockholder approval, blank-check preferred stock that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by the board of directors;

•	establish advance notice requirements for stockholder nominations of directors and for stockholder proposals that can be acted on at stockholder meetings;

•	limit who may call stockholder meetings;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	provide that the board may increase the size of our board of directors and authorize the board to fill any vacancies on our board of directors by a majority of directors then in office;

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authorize us to indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures; and

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establish the Court of Chancery of the State of Delaware, unless the Corporation consents to an alternative forum, as the sole and exclusive forum for certain for any current or former shareholder (including a current or former beneficial owner) to bring any claim relating to an internal matter, other than as to any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination). Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction.

Delaware anti-takeover statute. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder” and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders. The provisions of DGCL, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

USE OF PROCEEDS

The net proceeds to be received by us from the sale of Notes in this offering, after deducting underwriting discounts and commissions, the management fee and other offering expenses payable by us, are estimated to be approximately $[             ] (or $[             ] if the underwriters’ option to purchase up to $                 additional Notes is exercised in full).

We intend to use the net proceeds from this offering to pay for capital improvements and expenses associated with the Company’s infusion clinic (the opening of which is subject to the submission of an IND and FDA approval); to fund clinical trials related to the Duke Agreement; to develop biopharmaceutical manufacturing capabilities related to MSCs; for capital expenditures for software enhancements, purchases of property (including $[ ] for the purchase of the New Facility) and equipment and other obligations under the Duke Agreement; to develop the Company’s proposed ExtraVault business, for general corporate purposes; and potentially for dividend payments and repurchases of our common stock. Pending such use, the net proceeds from the sale of the Notes may be temporarily invested in short-term government securities and other low risk investments.

DIVIDEND POLICY

We have never paid cash dividends on our equity securities. Any future determination about the payment of dividends will be made at the discretion of our Board of Directors and will depend upon a number of factors, including, but not limited to, our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our Board of Directors deems relevant.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and our consolidated capitalization as of November 30, 2021:

•	on an actual basis;

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on an as adjusted basis, after giving further effect to (i) the sale of the Notes in this offering (assuming no exercise of the underwriters’ option to purchase additional Notes), after deducting underwriting discounts and commissions, the management fee and estimated offering expenses payable by us; and (ii) repayment of borrowings under the Credit Agreement.

You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.

	November 31, 2021
	Actual	As Adjusted
Cash and cash equivalents	$8,263,088	$
Marketable Securities	$75,412
Current Portion of Note Payable	$1,898,065
Note payable, net of current portion and debt issuance costs	$727,371
Stockholders’ Equity (Deficit)
Preferred stock ($.01 par value, 500,000 authorized and none issued and outstanding)	—		—
Series A Junior participating preferred stock ($.01 par value, 20,000 authorized and none issued and outstanding)	—		—
Common stock ($.01 par value, 20,000,000 authorized; 14,665,772 issued and 8,557,326 outstanding and 13,633,638 issued and 7,545,613 outstanding)	146,658
Additional paid-in capital	41,586,583
Treasury stock, at cost	(20,812,734)
Accumulated deficit	(16,736,193)

Total stockholders’ equity (deficit)	4,184,314

Total liabilities and stockholders equity (deficit)	$60,662,076	$

DESCRIPTION OF OTHER INDEBTEDNESS

On May 20, 2016, the Company entered into a Credit Agreement (“Credit Agreement”) with Texas Capital Bank, National Association (“TCB”) for a term loan of $8.0 million in senior credit facilities. The proceeds of the term loan were used by the Company to fund repurchases of the Company’s common stock. Subject to the terms of the Credit Agreement, on May 20, 2016, TCB advanced the Company $100.00. On July 1, 2016, TCB advanced the remaining principal amount of $7,999,900 per a promissory note dated May 20, 2016 between the Company and TCB.

On August 26, 2016, the Company entered into a First Amendment to Credit Agreement with TCB. Pursuant to terms of the First Amendment to Credit Agreement, on August 26, 2016, TCB made an additional advance to the Company in principal amount of $2,133,433 per an Amended and Restated Promissory Note dated August 26, 2016 between the Company and TCB. The additional proceeds of the term loan were used by the Company to fund the extinguishment of revenue sharing agreements.

On June 11, 2018, the Company entered into a Second Amendment to Credit Agreement with TCB. Pursuant to the terms of the Second Amendment to Credit Agreement, TCB made an additional advance to the Company in principal amount of $9,000,000 per an Amended and Restated Promissory Note dated June 11, 2018 between the Company and TCB in the principal amount of $15,500,000. The proceeds were used to finance a portion of the purchase price of the Cord:Use Purchase. In connection therewith, Cryo-Cell executed and delivered to TCB a Second Amended and Restated Promissory Note, in the principal amount of $15,500,000. As of November 30, 2021, the principal amount of this loan is $1,908,433.

The collateral for the Credit Agreement includes all money, securities and property of the Company.

Prior to the loans, the Company’s principal source of cash has been from sales of its umbilical cord blood program to customers and royalties from licensees.

The Company does not have a line of credit.

BUSINESS

Overview

The Company, in combination with its global marketing and technology affiliates (which affiliate arrangements are discussed further below) currently stores nearly 225,000 cord blood and cord tissue specimens for the exclusive benefit of newborn babies and possibly other members of their families. Founded in 1989, the Company was the world’s first private cord blood bank to separate and store stem cells in 1992. The Company’s U.S.-based business operations, including the processing and storage of specimens, are handled from its headquarters facility in Oldsmar, Florida. The specimens are stored in commercially available cryogenic storage units at this technologically and operationally advanced facility.

In recent years, utilizing its infrastructure, experience and resources derived from its umbilical cord blood stem cell business, the Company has expanded its research and development activities to develop technologies related to stem cells harvested from sources beyond umbilical cord blood stem cells. During fiscal 2011, the Company introduced the advanced new cord tissue service, which stores a section of the umbilical cord tissue. The Company offers the cord tissue service in combination with the umbilical cord blood service.

Most recently, on February 23, 2021, the Company entered into a Patent and Technology License Agreement (the “Duke Agreement”) with Duke (“Duke”). The Duke Agreement grants the Company the rights to proprietary processes and regulatory data related to cord blood and cord tissue developed at Duke. The Company plans to explore, test, and administer these treatments to patients with conditions for which there are limited FDA approved therapies, including cerebral palsy, autism, hypoxic ischemic encephalopathy, and multiple sclerosis. These treatments utilize the unique immunomodulatory and potential regenerative properties derived from cord blood and cord tissue. Pursuant to the Duke Agreement, the Company has been granted exclusive commercial rights to Duke’s intellectual property assets, FDA regulatory data, clinical expertise and manufacturing protocols associated with various applications of cord blood and cord tissue stem cells. Through this Agreement, the Company intends to expand to a triad of core business units to include: (1) its cord blood bank and other storage services; (2) cord blood and cord tissue infusion clinic services in conjunction with the undertaking of cord blood and cord tissue clinical trials to obtain BLA approvals for new indications and also under the FDA’s Expanded Access Program, and (3 biopharmaceutical manufacturing if BLA(s) are approved by the FDA. The Company is projecting to open the Cryo-Cell Institute for Cellular Therapies and begin infusing patients with autologous cord blood units during the fourth quarter of 2022.

Cord Blood Stem Cell Processing and Storage Business

Background of Business

Nearly fifty years ago researchers discovered that cells could be cryopreserved at extremely low temperatures and all cellular activity would cease until the specimens were thawed. Historically, cryopreservation was required for organ transplants, blood banking and medical research. Today, cryopreservation of umbilical cord blood stem cells gives individuals the opportunity to potentially take advantage of evolving cellular therapies and other medical technologies.

Hematopoietic stem cells are the building blocks of our blood and immune systems. They form the white blood cells that fight infection, red blood cells that carry oxygen throughout the body and platelets that promote healing. These cells are found in bone marrow where they continue to generate cells throughout our lives. Stem cells can be stored in a cryogenic environment, and upon thawing, infused into a patient. They can be returned to the individual from whom they were taken (autologous) or donated to someone else (allogeneic). An individual’s own bone marrow may be used for a transplant if the cancer has not entered the marrow system (metastasized). Otherwise, a marrow donor needs to be identified to provide the needed bone marrow. The availability of a marrow donor or matched stem cell specimen allows physicians to administer larger doses of chemotherapy or radiation in an effort to eradicate the disease. Stem cell therapies and transplants are used for both cancerous and non-cancerous diseases.

Stem cells are found in umbilical cord blood (“cord blood stem cells”) and can be collected and stored after a baby is born. Over 40,000 cord blood stem cell transplants have been performed to date. The Company believes that parents will want to save and store these cells for potential future use by their family, either for the donor or for another family member. Moreover, researchers believe they may be utilized in the future for treating diseases that currently have no cure.

The Company believes that the market for cord blood stem cell preservation is enhanced by global discussion on stem cell research developments and the current focus on reducing prohibitive health care costs. With the increasing costs of bone marrow matches and transplants, a newborn’s umbilical cord blood cells can be stored as a precautionary measure. Medical technology is constantly evolving which may provide new uses for cryopreserved cord blood stem cells.

Our Cord Blood Stem Cell Storage Services

The Company enters into storage agreements with its clients under which the Company charges a fee for the processing and testing and first year of storage of the umbilical cord blood. Thereafter, the client is charged an annual fee to store the specimen, unless the client has entered into an 18-year pre-paid storage plan or a lifetime pre-paid storage plan.

The Company’s corporate headquarters are located in a nearly 18,000 square-foot state-of-the-art current Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. Food and Drug Administration (“FDA”) 21 CFR Part 1271, effective in May 2005, requires human cellular and tissue-based products to be manufactured in compliance with good tissue practices (cGTPs). In addition, the cellular products cryogenic storage area has been designed as a “bunker,” with enhanced provisions for security, building fortification for environmental element protection and back-up systems for operational redundancies. The Company believes that it was the first private bank to process cord blood in a technologically and operationally advanced cGMP/cGTP-compliant facility. The Company’s facility, which also currently houses the Company’s client services, marketing and administrative operations, is designed to accommodate a broad range of events such as client tours and open houses, as well as educational workshops for clinicians and expectant parents.

Due to the limited storage capacity of its existing facility in Oldsmar, FL, the Company is currently seeking a new facility to house its stored specimens. In February 2022, the Company entered into a non-binding letter of intent to purchase a new 56,000 square foot building that is being constructed in Durham, NC. A binding contract is being negotiated, but there can be no assurances a final agreement will be reached. If the building is purchased, the Company believes it will have space for not only its existing and future internal storage needs, but also will have the capacity to offer third party pharmaceutical companies and medical institutions storage services, to set up a cellular therapy laboratory to manufacture MSCs and possibly the space to consolidate the Cryo-Cell Institute for Cellular Therapies under the same roof in the future.

ExtraVault

On March 14, 2022, the Company entered into a purchase contract with Scannell Properties #502, LLC (“Scannell”) for a 56,000 square foot facility under construction located near the Research Triangle Park in the Regional Commerce Center in Durham, North Carolina (the “New Facility”). Scannell is constructing certain improvements upon the land, including but not limited to an approximately 56,000 square foot building to be utilized by Cryo-Cell. Construction is expected to be completed by the time the Company acquires the New Facility in approximately 90 days. The purchase price for the property is $11,200,000. Pursuant to this purchase contract, on March 16, 2022, the Company transferred an initial earnest deposit of $200,000. The Company intends to fund the purchase price with cash on hand, cash flow from operations and, potentially, with future additional financing, including with the proceeds of the Notes. The consummation of the purchase is subject to the Company’s completion of due diligence and various closing conditions to be met by the parties. If the Company does not close on the New Facility, there are circumstances under which it may have the deposit refunded. The purchase contract contains customary representation and warranties by the Scannell. Although the Company believes that the acquisition is probable, there can be no assurance that the acquisition of this property will be consummated.

The Company anticipates this New Facility will expand the Company’s cryopreservation and cold storage business by introducing a new service, ExtraVault (www.extravault.com). With over 30 years of experience in handling biological specimens for both research and clinical use, Cryo-Cell intends to leverage this expertise and offer these biorepository services to biopharmaceutical companies and healthcare institutions. The new facility is being constructed to offer state-of-the-art biologics, reagents and vaccine samples storage at cost effective prices. A robust inventory management system is planned to be implemented that Cryo-Cell believes will allow customers to view their own inventory through a customer portal and place distribution orders online. As a result, it is anticipated ExtraVault will provide expertise, experience, customer electronic access and cost sensitive solutions to the Company’s partners in the biopharma and healthcare industries.

Competitive Advantages

The Company believes that it provides several key advantages over its competitors, including:

•	The world’s first private cord blood bank, that in combination with its global affiliates, currently stores nearly 225,000 cord blood and cord tissue specimens,

•	our status as a cGMP- and cGTP-compliant private cord blood bank with AABB accreditation and FACT (the Foundation for the Accreditation for Cellular Therapy) accreditation,

•	a state-of-the-art laboratory processing facility,

•	utilization of a processing method using superior technology that yields the maximum recovery of healthy stem cells and provides superior red blood depletion over all other methods,

•	a five-compartment cord blood freezer bag that allows for multiple uses of the baby’s cord blood stem cells,

•	a safe, secure and monitored storage environment,

•	since inception, 100% viability rate of the Company’s specimens upon thaw for therapeutic use,

•	a state-of the-art, insulated collection kits,

•	7-day per week processing capability, and

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a payment warranty under which the Company agrees to pay $50,000 (effective February 1, 2012 this payment was increased to $75,000 for new clients, effective June 1, 2017 this payment was increased to $100,000 for new clients that choose our premium cord blood processing method, PrepaCyte® CB Processing System (“PrepaCyte CB”) to its client if the umbilical cord blood product retrieved is used for a stem cell transplant for the donor or an immediate family member and fails to engraft, subject to various restrictions.

Cord Tissue

In August 2011, the Company introduced its advanced new cord tissue service, which stores a section of the umbilical cord tissue. Approximately six inches of the cord tissue is procured and transported to the Company’s laboratory for processing, testing and cryopreservation for future potential use. Umbilical cord tissue is a rich source of mesenchymal stem cells (“MSCs”). MSCs have many unique functions including the ability to inhibit inflammation following tissue damage, to secrete growth factors that aid in tissue repair, and to differentiate into many cell types including neural cells, bone cells, fat cells and cartilage. MSCs are increasingly being researched in regenerative medicine for a wide range of conditions. MSCs from several different tissues are being tested in clinical trials for efficacy. Specifically, cells derived from cord tissue are currently being used in many clinical trials.

Public Banking

In June 2018, the Company acquired substantially all of the assets (the “Cord Purchase”) of Cord:Use Cord Blood Bank, Inc., a Florida corporation (“Cord:Use”), in accordance with the definitive Asset Purchase Agreement between Cryo-Cell and Cord:Use (the “Purchase Agreement”), including without limitation Cord:Use’s inventory of public cord blood units existing as of the closing date (the “Public Cord Blood Inventory”). The Public Cord Blood Inventory creates a large, ethnically diverse, high quality inventory of available cord blood stem cell units for those in need of life saving therapy. The Company collects cord blood units at hospitals in Florida, Arizona, California, Michigan and Washington. The Company’s public inventory is stored in North Carolina, and the cord blood units are sold through the National Marrow Donor Program (“NMDP”) located in Minnesota, who ultimately distributes the cord blood units to transplant centers located in the United States, and around the world.

The Public Cord Blood Inventory creates a large, ethnically diverse, high-quality inventory of available cord blood stem cell units for those in need of life saving therapy. The Company collects cord blood units at hospitals in Florida, Arizona, California, Michigan and Washington. The Company’s public inventory is stored at Duke in North Carolina, and the cord blood units are sold through the National Marrow Donor Program located in Minnesota, who ultimately distributes the cord blood units to transplant centers located in the United States, and around the world. The Company has continued the contract with Duke initiated by Cord:Use to manufacture, test, cryopreserve, store and distribute the public cord blood units. As part of the Cord:Use Purchase Agreement, the Company has an agreement with Duke, expiring on January 31, 2025, for Duke to receive, process, and store cord blood units for the Public Cord Blood Bank (“Duke Services”). As of November 30, 2021, the Company had approximately 6,000 cord blood units in inventory. Costs charged by Duke for their Duke Services are based on a monthly fixed fee for processing and storing 12 blood units per month.

Marketing

Marketing Approach

It is the Company’s mission to inform expectant parents and their prenatal care providers of the potential medical benefits from preserving stem cells and to provide them the means and processes for collection and storage of these cells. Today, stem cell transplants are known and accepted treatments for at least 78 diseases, we believe, a number of them life-threatening. With continued research in this area of medical technology, other therapeutic uses for cord blood stem cells are being explored. A vast majority of expectant parents are simply unaware that umbilical cord blood contains a rich supply of non-controversial stem cells and that they can be collected, processed and stored for the potential future use of the newborn and possibly related family members. A baby’s stem cells are a perfect match for the baby throughout its life and have a 1-in-4 chance of being a perfect match and a 3-in-4 chance of being an acceptable match for a sibling. There is no assurance, however, that a perfect match means the cells could be used to treat certain diseases of the newborn or a relative. Today, it is still common for the cord blood (the blood remaining in the umbilical cord and placenta) to be discarded at the time of birth as medical waste.

Despite the potential benefits of umbilical cord blood stem cell preservation, the number of parents of newborns participating in stem cell preservation is still relatively small compared to the number of births (four million per annum) in the United States. Some reasons for this low level of market penetration are the misperception of the high cost of stem cell storage and a general lack of awareness of the benefits of stem cell preservation programs. However, evolving medical technology could significantly increase the utilization of the umbilical cord blood for transplantation and/or other types of treatments. The Company believes it offers the highest quality, highest value service targeted to a broad base of the market. We intend to maximize our growth potential through our superior quality, value-driven competitive leadership position, product differentiation, an embedded client base, increased public awareness and accelerated market penetration.

In connection with its acquisition of Cord:Use, the Company acquired 665,287 shares of Tianhe Stem Cell Biotechnologies, Inc., an Illinois corporation (“Tianhe”). We believe these shares represent approximately 5% of the Tianhe capital stock. In addition to the other amounts payable to Cord:Use, pursuant to the Cord:Use Asset Purchase Agreement, the Company agreed to pay Cord:Use (1) the Tianhe Sales Earnout; (2) the Tianhe Valuation Earnout; and (3) the Tianhe Recap Earnout (collectively hereinafter referred to as the “Earnout Payments”), which are further discussed below.

If the Company generates more than $500,000 in gross profits from the sale of the Tianhe capital stock (whether in a single transaction or series of transactions) (each, a “Tianhe Sale Event”), the Company is obligated to pay Cord:Use 7% of the gross profits derived from such sale in excess of $500,000 in gross profits (collectively, the “Eligible Profits”), payable in a number of shares of common stock of the Company (the “Tianhe Sales Earnout”) equal to the quotient of the dollar amount of the Eligible Profits divided by the average of the closing sale prices of common stock during the 30 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the date the Tianhe Sale Event. “Gross profit”, for these purposes, means the gross sale price of each share of Tianhe Stock sold pursuant to the Tianhe Sales Event minus (x) 0.43 per share and (y) all reasonable and documented transaction expenses (paid to third parties) directly related to the sale of the Tianhe Stock.

In the event a Tianhe Sale Event has not occurred on or before the five year anniversary of the Closing Date of the Cord:Use Asset Purchase Agreement, then the Company and Cord:Use will select an independent valuator to determine the fair market value of the Tianhe Stock owned by the Company and the Company will pay Cord:Use the Tianhe Valuation Earnout, which is 7% of the gross profits that would have been derived from a hypothetical sale of Tainhe capital stock, provided, that, notwithstanding the foregoing, in the Company’s sole discretion, the Company may, instead of issuing shares of its common stock, transfer 7% of its Tianhe Stock to Cord:Use in full payment of the Tianhe Valuation Earnout.

Additionally, if the Company, at any time after the Closing Date of the Cord:Use Asset Purchase Agreement, purchases additional shares of Tianhe Stock so that its aggregate holdings exceeds a majority percentage interest of the capital stock of Tianhe (the “Tianhe Recap Event”), the Company is required to pay to Cord:Use an additional amount equal to 10% of the value (based on the purchase price paid by the Company) of such additional shares of Tianhe Stock equal to the difference between the price paid for the shares as of the Closing Date and the additional shares of Tianhe Stock acquired thereafter, payable in shares of common stock of the Company.

Umbilical Cord Blood and Cord Tissue Services

The Company markets its cord blood stem cell preservation services directly to expectant parents and by distributing information through obstetricians, pediatricians, childbirth educators, certified nurse-midwives and other related healthcare professionals. The Company believes that its revenues have been facilitated by a variety of referral sources, resulting from high levels of customer satisfaction. New expectant parent referrals during fiscal 2021 were provided by physicians, midwives and childbirth educators, and by client-to-client referrals and repeat clients storing the stem cells of their additional children.

The Company has a national team of field cord blood educators who increase awareness of the benefits of storing cord blood and cord tissue to the Company’s clinical referral sources, including physicians, midwives and hospitals and to expectant parents. Other promotional activities include internet advertisements and telemarketing activities. In addition, the Company exhibits at conferences, trade shows and other meetings attended by pregnant women and/or medical professionals. Significant portions of client referrals to the Company are from medical caregiver professionals.

The Company’s client support team advisors are available by telephone to enroll clients and educate both expectant parents and the medical community on the life-saving potential of cord blood stem cell preservation.

The Company continues to use its website, www.cryo-cell.com, to market its services and to provide resource information to expectant parents. The site, which is frequently updated and improved, is divided into areas of interest, including sections for expectant parents, medical caregivers and investors. Expectant parents may request and receive information about the umbilical cord blood and cord tissue service and enroll online. Viewers may read about successful transplants using Cryo-Cell stored cord blood stem cells and access other topical information. Information on our website is not incorporated into this Annual Report on Form 10-K and should not be considered part of this Annual Report on Form 10-K.

The Company intends to continue offering cord blood and cord tissue banking services to expectant parents and relying on both online advertising and its national team of field cord blood educators to enroll new clients. A significant portion of its new enrollments are generated from returning customers and referrals. Many of the Company’s clients choose to enter into either multiyear storage contracts, which results in deferred revenues that are recognized over the life of the storage contracts.

Our public cord business, our public units are listed on the National Marrow Donor Program’s (“NMDP”) registry, which is connected to all other major international registries. NMDP has a contract with the Health Resources & Services Administration (HRSA), part of the Human Health Services Department of the US government, to be the single point of access for bone marrow, peripheral blood and cord blood for transplant centers needing stem cells for transplant.

Additionally, the Company has definitive license agreements to market the Company’s umbilical cord blood stem cell programs in Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Panama.

Competition

Growth in the number of families banking their newborn’s cord blood stem cells has been accompanied by an increasing landscape of competitors. The Company competes against at least ten other national private cord blood banks known to the Company.

Some of these competitors may have access to greater financial resources. Nevertheless, the Company believes it is currently well positioned to compete in the industry. Importantly, the Company believes that some competitors charge more for comparable (or even inferior) quality service. In addition, the Company possesses an industry-recognized AABB accreditation, and believes that it was the first private cord blood bank to process in a cGMP- and cGTP-compliant facility exceeding current FDA requirements. During 2014, the Company was granted FACT (the Foundation for the Accreditation for Cellular Therapy) accreditation. These achievements position Cryo-Cell as an industry quality leader as a cGMP- and cGTP-compliant private cord blood bank with AABB and FACT accreditations.

The Company believes that its longevity and experience; value-based pricing strategy; superior customer service; premier technical and operational expertise; state-of-the-art facilities; innovative marketing programs and its expansive client base will continue to provide a competitive advantage.

Government Regulation

The Company is required to register with the FDA under the Public Health Service Act because of its ongoing cellular storage business and is subject to FDA inspection. This requirement applies to all establishments engaged in the recovery, processing, storage, labeling, packaging, or distribution of any Human Cells, Tissues, and Cellular and Tissue-Based Products (“HCT/Ps”) or the screening or testing of a cell or tissue donor. In addition, with the purchase of the manufacturing rights to the PrepaCyte CB Processing System on June 30, 2015, Cryo-Cell is required to register this product as a Medical Device under the Federal Food, Drug, and Cosmetic Act which is also subject to FDA inspection. The Company in compliance with these requirements.

The division of FDA which regulates HCT/Ps is the Center for Biologics Evaluation and Research (“CBER”). The section of FDA Code of Federal Regulations (“CFR”) pertaining to cord blood is 21 CFR 1271. Since 2004, the FDA has formulated a “Tissue Action Plan” which consists of these three rules:

1. As of January 21, 2004, all cord blood banks are required to register with the FDA. Any cord blood bank which has a laboratory should be on the web page of FDA Registered Establishments.

2. The second rule was published May 20, 2004, and became effective May 25, 2005. It pertains to donor eligibility. This rule requires more screening of donors for communicable diseases.

3. The final rule establishes FDA standards of current Good Tissue Practice (“GTP”) for laboratories which process HCT/Ps. This rule was published November 19, 2004, became effective May 25, 2005, and is intended to prevent contamination or cross-contamination during the handling of HCT/Ps.

These three FDA rules apply only to cord blood processed on or after the effective date of May 25, 2005. The final rule allows the FDA to inspect cord blood laboratories to determine compliance with the provisions of 21 CFR Part 1271. As part of this oversight authority, the FDA conducts unannounced inspections of cord blood banks.

The donation of cord blood units in the public cord blood banking program functions under The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Company adheres to HIPAA rules. The FDA does not require establishments that manufacture drugs (including biological products) and devices that are HCT/Ps for use under an investigational new drug application (IND) (21 CFR Part 312) to register and list their HCT/Ps until the HCT/P is approved through a biologics license application (BLA), new drug application (NDA), or premarket approval application (PMA); or cleared through a premarket notification submission (510(k)).

The PrepaCyte CB (Cord Blood) Processing System is an FDA approved 510(k) device intended for use in cell processing laboratories to process and store total nucleated cells (TNC) from human umbilical cord blood, prior to banking. The device is a single bag containing the separation media. The division of the FDA which regulates this product is the CBER. Approval to market the device was determined by the Office of Cellular, Tissue and Gene Therapies. The section of FDA Code of Federal Regulations pertaining to medical device is 21 CFR 800s. The requirements for compliance to this section include annual registration of the device, listing of devices with the FDA, good manufacturing practice, labeling, and prohibitions against misbranding and adulteration.

Currently, the states of California, Illinois, Maryland, New Jersey and New York require cord blood banks to be registered or licensed. The Company is currently registered or licensed to operate in these states. If the Company identifies other states with licensing requirements or if other states adopt such requirements, the Company would have to obtain licenses or registration to continue providing cord blood services in those states.

Federal and state laws govern the Company’s ability to obtain and, in some cases, to use and disclose data that we may need to conduct certain activities. The HIPAA requires the Department of Health and Human Services to issue a series of regulations establishing standards for the electronic transmission of certain health information.

The Company’s private cord blood bank operation is not subject to HIPAA because the Company does not engage in certain electronic transactions related to the reimbursement of healthcare providers and because blood and tissue procurement and banking activities are exempt. However, the healthcare providers that collect umbilical cord blood for the Company’s customers are subject to HIPAA. The identifiable information shared is only what is permitted by HIPAA. In 2009, a portion of the American Recovery and Reinvestment Act of 2009 modified HIPAA under the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”). While the Company is still not subject to HIPAA for the reasons stated above the Company may incur material expenses associated with compliance efforts. In addition, compliance may require management to spend substantial time and effort on compliance measures. If the Company fails to comply with HIPAA, it is possible it could suffer criminal and civil penalties. The civil penalties could include monetary penalties ranging from $100 per violation to $1.5 million depending on the level of violation.

The Company is also subject to local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances. These laws include the Occupational Safety and Health Act (“OSHA”), cGTPs, cGMPs, Environmental Protection Act and those of the local Department of Health.

OSHA requires all employers to assure safe and healthful working conditions for working men and women through development and implementation of work standards, education, and training. OSHA enforces the standards developed under the Act, applicable to all employers in the U.S. and its territories. cGTPs are laws, enforced by the FDA, that define and govern methods used in the manufacture of Human Cells, Tissues, and cellular and tissue-based Products (HCT/Ps). Current Good Manufacturing Practices (cGMPs) are laws, enforced by the FDA, that define and govern methods used in the manufacture of drugs and finished pharmaceuticals. Both of the latter federal practices, or laws, govern the Company’s products.

The Environmental Protection Agency (EPA) governs the management and proper disposal of products and by-products or waste. These products must be disposed in a manner that does not adversely affect the environment from which it came or where disposed of. The Department of Health on the local level primarily regulates systems and associated equipment employed in recovery activities such as back-up generators; therefore, governing specific internal processes.

Evolving legislation and regulations governing private cord blood banking in various jurisdictions throughout the world may impact the Company’s international licensees.

In addition, as the Company grows and evolves, other legislation and regulations are expected to impact the Company. One such potential evolution involves activities that may be designated as or involve medical research or cooperative agreements associated with medical research. These types of activities are also governed by the FDA, specifying oversight by an Institutional Review Board (IRB). The IRB is a board or committee that approves the initiation of, and conducts periodic review of, biomedical research involving human subjects. The primary purpose of such review is to assure the protection of the rights and welfare of the human subjects. Governance of biomedical research is codified as laws by Title 21 of the Code of Federal Regulations (CFR) Part 56, and enforced by the FDA. Other medical research associated with clinical trials may require an Investigational New Drug Application (IND). Current Federal law requires that a drug be the subject of an approved marketing application before it is transported or distributed across state lines. Because a sponsor will likely want to ship the investigational drug to clinical investigators in many states, it must seek an exemption from that legal requirement. The IND is the means through which the sponsor technically obtains this exemption from the FDA. This approval would be required in the case of a clinical trial.

Nasdaq

On January 19, 2022, we received a written notice (the “Notice”) from Nasdaq that our audit committee is comprised of two independent board members, and no longer complies with Nasdaq’s audit committee requirement that the audit committee be comprised of at least three independent board members as set forth in Listing Rule 5605. In accordance with Nasdaq’s Listing Rule 5605(c)(4) (“the “Rule”), Nasdaq provides a cure period in order to regain compliance. The cure period is until the earlier of the Company’s next annual shareholders’ meeting or September 20, 2022 or if the next annual shareholders’ meeting is held before March 21, 2022, then the Company must evidence compliance no later than March 21, 2022. The Company must submit documentation, including the biography of any new director, evidencing compliance of the Rule no later than the compliance date described above. The Company is working diligently to comply with Nasdaq’s audit committee requirements as set for in the Rule within the cure period provided by Nasdaq, and expects to evidence compliance to Nasdaq no later than the compliance date, but there can be no assurance that we will be able to maintain compliance and remain in compliance in the future. See, Risk Factors.

Patent and Technology License Agreement with Duke

Effective June 9, 2020, the Company entered into a Patent Option Agreement (the “Option”) with Duke (“Duke”). The Option granted Cryo-Cell the exclusive option to obtain an exclusive license to certain of Duke’s patent rights to make, have made, use, import, offer for sale, sell and otherwise commercially exploit (with the right to sublicense) certain licensed products and to practice certain licensed processes, and the exclusive right to use certain regulatory data and technical information in connection with such licensed patent rights, in the treatment, prevention, cure, reduction, mitigation or other management of diseases in humans, except, with regard to certain patent rights, in certain excluded fields of use and in certain territories, as well as a limited license to make, have made or use certain products, processes, data and information for the purpose of evaluating the market potential for such products and processes in the designated field of use, subject to Duke’s reserved rights to practice the licensed rights for all research, public service, internal (including clinical) and/or educational purposes. This exclusive Option was for a period of six months from the effective date of the Option. As consideration for the Option, the Company paid Duke a non-refundable, option fee of $350,000 during June 2020. The Option was subject to extension by the Company for an additional six months by payment of $150,000 on or before the expiration of the initial six-month option period. On December 1, 2020, the Company made the extension payment of $150,000. Such option fee, plus the extension fee, was fully credited against the license fee under the license agreement.

On February 23, 2021, the Company exercised the Option and entered into the Duke Agreement with Duke, pursuant to which Duke has granted to the Company an exclusive license to make, have made, use, import, offer for sale, sell and otherwise commercially exploit (with the right to sublicense) certain licensed products and to practice certain licensed processes, and the exclusive right to use certain regulatory data and technical information in connection with such licensed patent rights, in the treatment, prevention, cure, reduction, mitigation or other management of certain diseases in humans, except, with regard to certain patent rights, in certain excluded fields of use and in certain territories, subject to Duke’s reserved rights to practice the licensed rights for all research, public service, internal (including clinical) and/or educational purposes.

The Duke Agreement grants the Company the rights to proprietary processes and regulatory data related to cord blood and cord tissue developed at Duke. The Company plans to explore, test, and administer these treatments to patients with conditions for which there are limited FDA approved therapies, including cerebral palsy, autism, and multiple sclerosis. These treatments utilize the unique immunomodulatory and potential regenerative properties derived from cord blood and cord tissue. Pursuant to the Duke Agreement, the Company has been granted exclusive commercial rights to Duke’s intellectual property assets, FDA regulatory data, clinical outcome data and manufacturing protocols associated with various applications of cord blood and cord tissue stem cells.

Duke has completed or in progress a total of 19 FDA approved clinical trials related to the Duke License Agreement. The Company intends to fund additional clinical trials, as necessary, to provide the proof of efficacy that is required by the FDA to issue BLAs for some or all of the indications mentioned above.

In addition, Duke has provided its manufactured MSCs for one arm of a four arm, placebo controlled, multi-site, double blinded Phase 3 clinical trial, run by Emory University to treat osteoarthritis of the knee, in which cells from three different sources are compared to the current standard of care. If the Duke MSCs prove to be the most efficacious, the Company intends to design and fund a Phase 3 registration trial for that indication. The readout from the Emory trial is expected in the summer of 2022.

The Company has purchased 8,800 square feet in a medical condominium building in Durham in which it plans to open the Cryo-Cell Institute for Cellular Therapies. Previously, the FDA has granted Duke the right to treat certain patients with infusions of cord blood under its Expanded Access Program. The Company intends to file an IND to conduct a clinical trial for either cerebral palsy or autism and will ask for similar rights to treat pediatric patients with certain neurological disorders (such as CP or autism) at its clinic. There can be no assurance that the FDA will approve of this or any IND filed by the Company.

The Duke Agreement extends until expiration of the last Royalty Term, unless sooner terminated as provided in the Duke Agreement. Royalty Term generally means the period beginning on the first commercial sale of each licensed product or licensed process and ending fifteen (15) years thereafter. Upon expiration of the applicable Royalty Term with respect to a particular licensed product or licensed processes, the licenses and rights granted by Duke to the Company under the Duke Agreement with respect to such product or process become fully paid-up, royalty-free, perpetual and irrevocable.

The Company is required to pay Duke a license fee equal to $12,000,000, of which $10,000,000 has been paid to date and an additional $2,000,000 is due on February 23, 2023. In addition, during the Royalty Term, subject to certain minimum royalties, the Company is required to pay Duke royalties based on a portion of the net sales varying from 7%—12.5% based on volume. The Company is also obligated to pay certain legal fees and expenses associated with related patents.

Unless the Duke Agreement is terminated or renegotiated as permitted per the Duke Agreement, the Company is also required to pay Duke minimum annual royalties as follows:

•	Year 2: $500,000

•	Year 3: $1,000,000

•	Year 4: $2,500,000

•	Year 5 and each year thereafter during the term of this Agreement: $5,000,000.

In addition, the Company is required to pay Duke certain milestone payments, as follows:

•	Two Million Dollars ($2,000,000) upon initiation of the first Phase III clinical trial for an indication other than Autism Spectrum Disorder, for a licensed product comprising cord tissue; and

•	a number of shares of the Company’s common stock equal to the corresponding percentage of the Company’s fully-diluted equity ownership outstanding as of February 23, 2021 as follows:

•	5.0% upon execution of the Duke Agreement (which shares have been issued);

•	2.5% upon cumulative net sales of licensed product and licensed process of $10,000,000;

•	2.5% upon cumulative net sales of licensed product and licensed process of $75,000,000;

•	2.5% at each of the following market cap of the Company (based on a rolling 30-day average closing market cap) triggers:

•	Equal to or greater than $300,000,000, provided such trigger occurs within eighteen (18) months of February 23, 2021; and

•	Equal to or greater than $500,000,000, provided such trigger occurs within twenty-four (24) months of February 23, 2021.

On February 4, 2022, the Company entered into a First Amendment to the Duke Agreement (the “Amendment”) with Duke. The Amendment changes the requirements of the Company with regard to the minimum annual royalties payable to Duke. As amended, the minimum annual royalties are as follows:

•	Year 3: $500,000

•	Year 4: $1,000,000

•	Year 5: $2,500,000

•	Year 6 and each year thereafter during the term of this Agreement: $5,000,000

The Amendment also changed the requirements of the Company to pay Duke certain milestone payments, as follows:

•

$2,000,000 two years after the first patient or subject is treated in the first Phase III clinical trial of a licensed product comprising cord tissue derived MSC for an indication other than Autism Spectrum Disorder.

During the first quarter of fiscal 2021, the Company capitalized $15,372,382 of the costs of the Duke Agreement, which was considered to be an asset acquisition and which represented the costs to obtain the Duke Agreement, and also recorded a corresponding liability to Duke for the Duke Agreement. The costs that were capitalized as a Duke license agreement includes the present value of the $12,000,000 license fee, $3,585,172, or 409,734 shares, of the Company’s common stock transferred to Duke and certain acquisition costs. The Company is amortizing these costs over 16 years. As of the twelve months ended November 30, 2021, the Company recorded $720,580, in amortization expense which is reflected in amortization expense on the accompanying consolidated statements of income.

Through this Agreement, the Company intends to expand to a triad of core business units to include: (1) its cord blood bank and other storage services; (2) cord blood and cord tissue infusion clinic services initially under the FDA’s Expanded Access Program and in conjunction with the undertaking of cord blood and cord tissue clinical trials to obtain BLA approvals for new indications, and (3) biopharmaceutical manufacturing if BLA(s) are approved by the FDA. The Company is projecting to open the Cryo-Cell Institute for Cellular Therapies and begin infusing patients with autologous cord blood units during the fourth quarter of 2022.

Clinical testing, which is expensive, complex and lengthy, and subject to various regulations, including the “Common Rule.” The Common Rule is a rule of ethics in the United States regarding biomedical and behavioral research involving human subjects. It governed Institutional Review Boards for oversight of human research. It is encapsulated in the 1991 revision to the U.S. Department of Health and Human Services Title 45 CFR 46 Subparts A, B, C and D. Subpart A. The outcome of clinical tries is inherently uncertain. There is a high rate of attrition for product candidates proceeding through clinical trials and most investigational medicines that commence clinical trials are never approved as products. We may not be able to initiate, may experience delays in, or may have to discontinue clinical trials for our investigational treatments. We and our strategic collaborators, including Duke, also may experience unforeseen events during, or as a result of, any clinical trials that we or they conduct that could delay or prevent us or them from successfully developing our investigational medicines and gaining approval from regulators. See, Risk Factors.

Revenue Sharing Agreements (“RSAs”)

The Company entered into RSAs prior to 2002 with various third and related parties. The Company’s RSAs provide that in exchange for a non-refundable up-front payment, the Company would share for the duration of the RSA a percentage of its future revenue derived from the annual storage fees related to a certain number of specimens that originated from specific geographical areas. The RSAs have no definitive term or termination provisions. The sharing applies to the storage fees collected for all specified specimens in the area covered by the RSA up to the number covered in the RSA. When the number of specimens is filled, any additional specimens stored in that area are not subject to the RSA. As empty spaces result from attrition, the Company has agreed to fill them as soon as possible. The Company reflects these up-front payments as long-term liabilities on the accompanying consolidated financial statements. The Company does not intend to enter into additional RSAs.

In the future, the Company could reverse the liability relating to the RSAs up-front payments over an appropriate period of time, based on the Company’s expectations of the total amount of payments it expects to pay to the other party under the particular RSA. However, the RSAs do not establish a finite term or time frame over which to estimate the total payments and the Company had not previously estimated and has concluded that it is not currently practicable to estimate the projected cash flows under the RSAs. At present, the Company intends to defer the reversal of the liability, until such time as these amounts can be determined. During the periods when the Company defers the reversal of the liability, the quarterly payments made during these periods are treated as interest expense, which is recognized as the payments become due. In future periods, if a portion of the liability can be de-recognized based on the effective interest method, the payments will be allocated between interest and amortization of the liability. As cash is paid out to the other party during any period, the liability would be de-recognized based on the portion of the total anticipated payouts made during the period, using the effective interest method. That is, a portion of the payment would be recorded as interest expense, and the remainder would be treated as repayment of principal, which would reduce the liability.

Florida. During fiscal 2016, 50% of the RSA for the state of Florida was repurchased by the Company. The RSA applies to net storage revenues originating from specimens from within the state of Florida less a deduction for billing and collection fees. The RSA entitles the investors to revenues of up to a maximum of 33,000 storage spaces.

Texas. On May 30, 2001, the Company entered into an RSA with Red Rock Partners, an Arizona general partnership, entitling them to on-going shares in a portion of the Company’s net storage revenue generated by specimens originating from within the state of Texas for a price of $750,000. The investors are entitled to a 37.5% share of net storage revenues less a deduction for billing and collection fees for specimens originating in the state of Texas to a maximum of 33,000 storage spaces. During fiscal 2008, Red Rock assigned 50% of their interest in the agreement to SCC Investments, Inc., an Arizona corporation. Subsequent to November 30, 2009, SCC Investments, Inc. assigned its interest to SCF Holdings, LLC, an Arizona limited liability company. During fiscal 2016, 50% of the RSA for the state of Texas was repurchased by the Company.

Illinois. In 1995, the Company entered into an RSA with a group of investors (the “Erie Group”) entitling them to an on-going 50% share of the Company’s 75% share of the annual storage fees (“net storage revenues”) less a deduction for 50% of billing and collection expenses generated by specimens stored in the Illinois Masonic Medical Center for a price of $1,000,000. The RSAs were modified in 1998 to broaden the covered specimens to those originating in Illinois and its contiguous states and stored in Oldsmar, Florida for a maximum of up to 33,000 storage spaces. Previously, the Company had repurchased 45% of the Illinois RSA.

On August 31, 2020, the Company entered into an agreement with the Erie Group to terminate the RSA. As a result, the Company made a payment of $1,939,748 which was offset by the carrying amount of the long-term liability of the RSA in the amount of $550,000 and accrued expenses in the amount of $279,100 to reflect the extinguishment of revenue sharing agreements in the amount of $1,070,900 for the twelve months ended November 30, 2020.

The Company made total payments to all RSA holders of $909,829 and $974,276 for the fiscal years ended November 30, 2021 and November 30, 2020, respectively, exclusive of termination and repurchase payments. The Company recorded an RSA accrual of $883,265 and $762,573 as of November 30, 2021 and November 30, 2020, respectively, related to interest owed to the RSA holders, which is included in accrued expenses. The Company also recorded interest expense of $1,030,521 and $1,148,592 for the fiscal years ended November 30, 2021 and 2020, respectively, which is reflected in interest expense on the accompanying consolidated statements of comprehensive income.

International

The Company enters into two types of international licensing agreements under which it earns revenue on the initial license fees. Under the technology agreements, the Company earns processing and storage royalties from the affiliates that process in their own facility. Under the marketing agreements, the Company earns processing and storage revenues from affiliates that store specimens in the Company’s facility in Oldsmar, Florida. The Company has definitive license agreements to market the Company’s umbilical cord blood stem cell programs in Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Panama.

Technology Agreements

The Company has entered into a definitive License and Royalty Agreement with LifeCell International Private Limited, formerly Asia Cryo-Cell Private Limited, (“LifeCell”) to establish and market its umbilical cord blood and menstrual stem cell programs in India.

Under the License and Royalty Agreement with LifeCell, there is a $1,000,000 cap on the amount of royalty due to the Company per year and a $10,000,000 cap on the amount of royalties due to the Company for the term of the License and Royalty Agreement. Since inception of the License and Royalty Agreement, the Company has recorded approximately $10,000,000 in royalty income due under the terms of the License and Royalty Agreement, of which, LifeCell has paid the Company approximately $9,700,000 as of November 30, 2021. The balance of approximately $300,000 is reflected as an account receivable on the Company’s consolidated balance sheets. As of November 30, 2021, the Company has recognized all of the licensee income due under the License and Royalty Agreement with LifeCell and the Company will no longer receive royalties under this agreement.

Intellectual Property

The Company’s intellectual property consists of tag line and product name trademarks related to its umbilical cord blood business, including the following registered trademarks including Cryo-Cell, CryoCell International, CryoSave the Family Stem Cell Bank.

Additionally, the Company has an exclusive license agreement with BIOE that allows it to manufacture and use for the PrepaCyte CB (Cord Blood) Processing System, which is intended for use in cell processing laboratories to process and store total nucleated cells (TNC) from human umbilical cord blood, prior to banking.

Additionally, on February 23, 2021, the Company entered into the Duke Agreement with Duke. The Duke Agreement grants the Company the rights to proprietary processes and regulatory data related to cord blood and cord tissue developed at Duke. The Company plans to explore, test, and administer these treatments to patients with conditions for which there are limited FDA approved therapies, including cerebral palsy, autism, multiple sclerosis and COVID-19. These treatments utilize the unique immunomodulatory and potential regenerative properties derived from cord blood and cord tissue. Pursuant to the Duke Agreement, the Company has been granted exclusive commercial rights to Duke’s intellectual property assets, FDA regulatory data, clinical expertise and manufacturing protocols associated with various applications of cord blood and cord tissue stem cells.

The Company also relies upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position, and we typically require our employees, consultants and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships.

Related Party Transactions

As disclosed above, on February 23, 2021, the Company entered into the Duke Agreement with Duke, which grants the Company the rights to proprietary processes and regulatory data related to cord blood and cord tissue developed at Duke, for the consideration disclosed above. Joanne Kurtzberg, M.D., who has served as the Company’s Medical Director since June 2018, is the Director of the Marcus Center for Cellular Cures at the Duke School of Medicine.

Employees

At November 30, 2021, the Company had 83 full-time employees and 10 part-time employees on the staff of the Company. Additional employees and staff will be hired on an “as needed” basis. The Company believes its relationship with its employees is good. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

Corporate Information

We are a Delaware corporation that was incorporated in 1989. Our executive offices are located at 700 Brooker Creek Blvd, Suite 1800, Oldsmar, Florida 34677 and our telephone number at such office is (813) 749-2100. Our website address is https://www.cryo-cell.com. Information contained on our website is not deemed part of this prospectus.

Legal Proceedings

The Company is not currently a party to any legal proceedings. However, from time to time, the Company may be subject to proceedings, lawsuits, contract disputes and other claims in the normal course of its business. It is possible, if the Company becomes subject to any such proceeding, that there could be an unfavorable ultimate outcome for or resolution of any such claim, which could be material to the Company’s results of operations for a particular quarterly reporting period. Litigation is inherently uncertain and there can be no assurance that the Company will prevail. The Company does not include an estimate of legal fees and other related defense costs in its estimate of loss contingencies.

MANAGEMENT

Below are the names, ages and background of the Board of Directors and Executive Officers of the Company, as well as the particular and specific experience, qualifications, attributes, or skills that led the Board to conclude that each director should serve on our Board of Directors in light of the Company’s business. The Board of Directors has determined that other than Messrs. Portnoy and Portnoy, who are officers of the Company, each of our directors is deemed to be independent under the Nasdaq standards.

David I. Portnoy, age 59, Chairman and Co-Chief Executive Officer. Mr. Portnoy has served as Chairman of the Board and Co-Chief Executive Officer of the Company since August 2011. Since 2002, Mr. Portnoy has served as Chairman of the Board of Directors of Partner-Community, Inc., which provides software and hardware integration solutions to telecommunication companies and which was awarded the Verizon 2010 Supplier Recognition Award for Outstanding Performance. Mr. Portnoy provided the initial venture capital to Waves Audio Ltd, a leading audio technology company. Mr. Portnoy graduated Magna Cum Laude in 1984 from The Wharton School of Finance at the University of Pennsylvania where he earned a Bachelor of Science Degree in Economics with a joint major in finance and accounting. David I. Portnoy is the brother of Mark L. Portnoy, Co-Chief Executive Officer of the Company. We believe that Mr. Portnoy’s knowledge of the Company having served as its Co-Chief Executive Officer assists the Board with its oversight of the strategic plan of the Company. Additionally, we believe that Mr. Portnoy’s financial and business experiences provide the Board with general business acumen.

Mark L. Portnoy, age 58, Co-Chief Executive Officer. Mr. Portnoy served as a director from August 2011 through September 2020 and has served as Co-Chief Executive Officer since August 2011. Additionally, since 2002 and 2007, Mr. Portnoy has served on the boards of directors of Partner-Community, Inc. and uTIPu Inc., a private Internet-based business, respectively. Mr. Portnoy has been engaged in managing his personal investments since April 1997. From January 1995 to April 1997, Mr. Portnoy was employed at Strome, Susskind Investments as its Chief Fixed Income Trader. From March 1986 until November 1991, Mr. Portnoy was employed at Donaldson, Lufkin & Jenrette Securities Corp. as a Fixed Income Arbitrage Trader, with a trading portfolio ranging in size from $1 billion to $7 billion. In addition to the finance experience, Mr. Portnoy’s experience includes negotiating contracts for National Basketball Association (NBA) players totaling approximately $30 million. Mr. Portnoy graduated Phi Beta Kappa from the University of North Carolina at Chapel Hill with a degree in Economics in December 1985. Mark L. Portnoy is the brother of David I. Portnoy, Chairman of the Board and Co-Chief Executive Officer of the Company.

Harold D. Berger, age 58, has served as a director since August 2011. Mr. Berger is a certified public accountant and has served in that capacity at the accounting firm he established in 2005. Prior to opening his own accounting practice in 2005, Mr. Berger was an equity partner with Habif, Arogeti & Wynne, LLP, an accounting firm based in Atlanta, Georgia. Over the past 25 years, Mr. Berger also has served on boards for a variety of charitable organizations. Mr. Berger currently serves as Treasurer and Executive Committee Member of the Holly Lane Foundation (f/k/a The Gatchell Home, Inc.), as Director and Finance committee member of the Jewish Educational Loan Fund, Inc., and as Director and financial adviser to The Atlanta Group Home Foundation, Inc. Mr. Berger graduated in December 1987 from the University of Texas at Austin with a master’s degree in Professional Accounting. Mr. Berger is a member of the American Institute of Certified Public Accountants (AICPA) and the Georgia Society of Certified Public Accountants (GSCPA). We believe that Mr. Berger’s years of experience as an auditor and accountant, including expertise in financial accounting, provides the Board and the Audit Committee of the Board with valuable financial and accounting experience.

Daniel Mizrahi, age 47, has served as a director since September 2021. Since 2012, Mr. Mizrahi has served as CEO of Power Tech, S.A. an overseas company serving over 3,000 retail clients in the Central America region. From 2008-2012, Mr. Mizrahi was the Director of Purchasing for Cohesa, S.A. – Toolcraft, one of the largest tool companies in Mexico with a purchase budget of approximately $60 million per year. From 2003-2008, Mr. Mizrahi served as Property Manager for Maayan, LLC, which represented a group of foreign investors in the acquisition and management of real estate properties in Florida with over 500 residential units. Over the last 10 years, Mr. Mizrahi has, at times, provided consulting services to Cryo-Cell relating to its Central and South American affiliates and also with regard to the international outsourcing of medical products and marketing materials. We believe that Mr. Mizrahi’s experience provides the Board with general business acumen and an increased ability to effectively oversee and assess management’s execution of the Company’s strategic business plan.

Biographical information regarding the Company’s executive officers who are not board of directors of the Company is set forth below:

Joanne Kurtzberg, M.D., is the Company’s Medical Director. Dr. Kurtzberg has served as the Company’s Medical Director since June 2018. Dr. Kurtzberg is a pioneer in the cord blood field, performing the first unrelated cord blood stem cell transplant, in 1988. She is an internationally renowned expert in pediatric hematology–oncology, pediatric blood and marrow transplantation, umbilical cord blood banking and transplantation, and the novel application of cord blood in the emerging fields of cellular therapy and regenerative medicine. Dr. Kurtzberg was awarded a lifetime achievement award from the PBMTC in 2012. She is the President of the Cord Blood Association. She previously served on the board of the Foundation for the Accreditation of Cellular Therapies and currently co-chairs their cord blood banking standards committee. She co-chairs the National Marrow Donor Program’s Cord Blood Advisory Group and is a past member of the Advisory Council for Blood Stem Cell Transplantation reporting to the Director of Health and Human Services. She is the Director of the Marcus Center for Cellular Cures at the Duke School of Medicine. She served as an advisor on the Oncologic Drugs Advisory Committee (ODAC) meeting held for Mesoblast, Inc. in 2020.

Jill Taymans, age 52, is the Company’s Vice President, Finance and Chief Financial Officer. Ms. Taymans joined the Company in April 1997 serving initially as Controller and was subsequently appointed Chief Financial Officer in May 1998. Ms. Taymans graduated from the University of Maryland in 1991 with a BS in Accounting. She has worked in the accounting industry for over 20 years in both the public and private sectors. Prior to joining the Company, she served for three years as Controller for a telecommunications company.

Oleg Mikulinsky, age 49, is the Company’s Chief Information Officer. Mr. Mikulinsky has served as Cryo-Cell’s Chief Information Officer since March 2012. Previously, starting in 2011, Mr. Mikulinsky was consultant to the Company. Mr. Mikulinsky is a software technologist and serial entrepreneur. He has been a founding member of several software enterprises and most recently served as Chief Technology Officer of Partner-Community, Inc. and Chief Technology Officer at uTIPu Inc. from 2007 to 2009. Before that, Mr. Mikulinsky served as the Director of Enterprise Architecture at WebLayers, Inc. where he defined enterprise architecture best practices for companies like AT&T, Defense Information’s Systems Agency (DISA), as well as for many major banking institutions. He contributed to the development of International systems interoperability standards at OASIS-OPEN.ORG and WS-I.ORG. Prior to starting his professional career as a software engineer in United States, Mr. Mikulinsky studied radio electronics at the Bauman Moscow State Technical University (BMSTU), Russia.

DESCRIPTION OF NOTES

The [_________]% Senior Notes due [202_] (the “Notes”) are being issued under an Indenture to be dated as of [______________, 202_], as supplemented by the First Supplemental Indenture dated as of [______________, 202_], which we refer to collectively as the “indenture,” between the Company and U.S. Bank Trust Company, National Association, trustee. Set forth below is a description of the specific terms of the Notes and the indenture. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture filed as an exhibit to a Current Report on Form 8-K to be filed by the Company.

General

The Notes:

•	will be our general unsecured, senior obligations;

•	will be initially limited to an aggregate principal amount of $[___________] (assuming no exercise of the underwriters’ option to purchase additional Notes described herein);

•	will mature on [___________, 202_] unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity;

•

will bear cash interest from [______________, 202_] at an annual rate of [_________]%, payable quarterly in arrears on [January 31, April 30, July 31 and October 31 of each year, beginning on July 31, 2021], and at maturity;

•	will be redeemable at our option, in whole or in part, prior to, [____________, 202_], at the prices and on the terms described under “— Optional Redemption” below;

•	will be redeemable at our option, in whole or in part, at any time on or after [____________, 202_], at the prices and on the terms described under “— Optional Redemption” below;

•	will be issued in denominations of $[___] and integral multiples of $[___] in excess thereof;

•	will not have a sinking fund;

•	are expected to be listed on the NYSE American under the symbol “[_______]”; and

•	will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form.

The indenture does not limit the amount of indebtedness that we or our subsidiaries may issue. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Covenants — Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may from time to time, without the consent of the existing holders, issue additional Notes having the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the Notes offered by this prospectus; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers.

Ranking

The Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our future unsecured and unsubordinated indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities.

Interest

Interest on the Notes will accrue at an annual rate equal to [_________]% from and including [______________, 202_] to, but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on [ ] 30, [ ] 30, [ ] 30 and [ ] 30 of each year, beginning on [ ]30, 2022 and at maturity, to the record holders at the close of business on the immediately preceding [ ]15, [ ]15, [ ]15 and [ ] 15, as applicable (whether or not a business day).

The initial interest period for the Notes will be the period from and including [______________, 202_], to, but excluding, [_____________, 202__], and subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

“Business day” means, for any place where the principal and interest on the Notes is payable, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in such place of payment are authorized or obligated by law or executive order to close.

Optional Redemption

Prior to [__________, 202_] (the “Notes Par Call Date”), we may, at our option, redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to the sum of (i) 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption and (ii) the Make-Whole Amount, if any.

The Notes may be redeemed for cash in whole or in part at any time at our option on or after [__________, 202_] and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. In each case, redemption shall be upon notice not fewer than 30 days and not more than 60 days prior to the date fixed for redemption.

If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding Notes not previously called for redemption, by lot, or in the trustee’s discretion, on a pro-rata basis, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The trustee will promptly notify us in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.

The trustee shall have no obligation to calculate any redemption price, including any Make-Whole Amount, or any component thereof, and the trustee shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by the Company that specifies any redemption price.

Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

We may at any time, and from time to time, purchase notes at any price or prices in the open market or otherwise.

“Make-Whole Amount” means, in connection with any optional redemption of any Note, the excess, if any, of (i) the sum of the present values, as of the date of such redemption, of the remaining scheduled payments of principal of, and interest (exclusive of interest accrued to, but excluding, the date of redemption) on, such Note, assuming such Note matured on, and that accrued and unpaid interest on such Note was payable through, the Notes Par Call Date, determined by discounting, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), such principal and interest at the Reinvestment Rate (as defined below) (determined on the third business day preceding the date of redemption) over (ii) the aggregate principal amount of such Notes being redeemed.

“Reinvestment Rate” means, 0.500%, or 50 basis points, plus the arithmetic mean (rounded to the nearest one-hundredth of one percent) of the yields displayed for each day in the preceding calendar week published in the most recent Statistical Release under the caption “Treasury constant maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes (assuming that the Notes matured on the Notes Par Call Date) as of the date of redemption. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Reinvestment Rate shall be used.

“Statistical Release” means that statistical release designated “H.15” or any successor publication that is published daily by the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturities, or, if such statistical release (or a successor publication) is not published at the time of any determination under the Indenture, then such other reasonably comparable index that shall be designated by us.

Events of Default

Holders of our Notes will have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:

•	we do not pay interest on any Note when due, and such default is not cured within 30 days;

•	we do not pay the principal of the Notes when due and payable;

•

we breach any covenant or warranty in the indenture with respect to the Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the Notes; and

•	certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.

The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the Notes.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the entire principal amount of the Notes, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the Notes, the trustee. This is called an “acceleration of maturity.” If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.

At any time after a declaration of acceleration of the Notes has been made by the trustee or the holders of the Notes and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.

At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “— Covenants — Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default.

Before a holder of the Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the Notes, the following must occur:

•	such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;

•

the holders of at least 25% of the outstanding principal of the Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

•	such holder or holders must have offered to the trustee indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the Notes.

No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Book-entry and other indirect holders of the Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Waiver of Defaults

The holders of not less than a majority of the outstanding principal amount of the Notes may on behalf of the holders of all Notes waive any past default with respect to the Notes other than (i) a default in the payment of principal or interest on the Notes when such payments are due and payable (other than by acceleration as described above), or (ii) in respect of a covenant that cannot be modified or amended without the consent of each holder of Notes.

Covenants

In addition to any other covenants described in the prospectus, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants will apply to the Notes. To the extent of any conflict or inconsistency between the base indenture and the following covenants, the following covenants will govern.

Merger, Consolidation or Sale of Assets

The indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:

•

we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•

the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and

•

in the case of a merger where the surviving entity is other than us, we or such surviving entity will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with.

Reporting

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 60 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

Modification or Waiver

There are three types of changes we can make to the indenture and the Notes:

Changes Not Requiring Approval

First, there are changes that we can make to the Notes without the specific approval of the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect and include changes:

•	to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements and obligations under the indenture and the Notes;

•	to add to our covenants for the benefit of the holders of the Notes, or to surrender any right or power herein conferred upon the Company and to make the occurrence;

•	to add any additional Events of Default for the benefit of the holders of the Notes;

•

to add to or change any of the provisions of the indenture to such extent as necessary to permit or facilitate the issuance of the Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of the Notes in uncertificated form;

•	to add or provide for a guaranty of the Notes or additional obligors on the Notes;

•	to establish the form or terms of the Notes;

•

to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions, or to make any other provisions with respect to matters or questions arising under the indenture, provided that such action pursuant to this clause shall not adversely affect the interests of the holders of the Notes in any material respect;

•	to secure the Notes, including provisions regarding the circumstances under which collateral may be released or substituted;

•

to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and

•

to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge the Notes, provided that any such action shall not adversely affect the interests of the holders of the Notes in any material respect.

Changes Requiring Approval of Each Holder

We cannot make certain changes to the Notes without the specific approval of each holder of the Notes. The following is a list of those types of changes:

•	changing the stated maturity of the principal of, or any installment of interest on, any Note;

•	reducing the principal amount or rate of interest of any Note;

•	changing the place of payment where any Note or any interest is payable;

•	impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;

•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to modify or amend the indenture; and

•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Changes Requiring Majority Approval

Any other change to the indenture and the Notes would require the following approval:

•	if the change only affects the Notes, it must be approved by holders of not less than a majority in aggregate principal amount of the outstanding Notes; and

•

if the change affects more than one series of debt securities issued under the indenture, it must be approved by the holders of not less than a majority in aggregate principal amount of each of the series of debt securities affected by the change.

Consent from holders to any change to the indenture or the Notes must be given in writing.

Further Details Concerning Voting

The amount of Notes deemed to be outstanding for the purpose of voting will include all Notes authenticated and delivered under the indenture as of the date of determination except:

•	Notes cancelled by the trustee or delivered to the trustee for cancellation;

•

Notes for which we have deposited with the trustee or paying agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the Notes, notice of such redemption has been duly given pursuant to the indenture to the satisfaction of the trustee;

•

Notes held by the Company, its subsidiaries or any other entity which is an obligor under the Notes, unless such Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the Notes;

•	Notes for which have undergone full defeasance, as described below; and

•

Notes which have been paid or exchanged for other Notes due to such Notes loss, destruction or mutilation, with the exception of any such Notes held by bona fide purchasers who have presented proof to the trustee that such Notes are valid obligations of the Company.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the Notes, any request to institute proceedings or the reversal of such declaration. If we or the trustee set a record date for a vote or other action to be taken by the holders of the Notes, that vote or action can only be taken by persons who are holders of the Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date. We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the Notes of any such change of record date.

Defeasance

The following defeasance provisions will be applicable to the Notes. “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture relating to the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless would be guaranteed to receive the principal and interest owed to them.

Covenant Defeasance

Under the indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, holders of the Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, the following must occur:

•

we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

•

we must deliver to the trustee a legal opinion of our counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the Notes differently than if we did not make the deposit and we just repaid the debt securities ourselves at maturity;

•	we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

•

no default or Event of Default with respect to the Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•	the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

•	the covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;

•

the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officers’ certificate and a legal opinion from our counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.

Full Defeasance

If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the Notes if we take the following actions below:

•

we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

•

we must deliver to the trustee a legal opinion confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the Notes any differently than if we did not make the deposit and we just repaid the debt securities ourselves at maturity;

•	we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

•

no default or Event of Default with respect to the Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•	the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

•	the full defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;

•

the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officers’ certificate and a legal opinion from our counsel stating that all conditions precedent with respect to the full defeasance have been complied with.

In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above may be applied to the payment of obligations under the Notes. However, if we make any payment of principal or interest on the Notes to the holders, we will be subrogated to the rights of the holders to receive such payment from the money so held in trust.

Listing

We have applied to list the Notes on the NYSE American under the symbol “[___________]”. If the application is approved, we expect trading in the Notes on the NYSE American to begin within 30 business days of the date of the original issue date. The Notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.

Governing Law

The Indenture is, and the Notes will be, governed by and construed in accordance with the laws of the State of [New York].

Global Notes; Book-Entry Issuance

The Notes will be issued in the form of one or more global certificates, or Global Notes, registered in the name of The Depository Trust Company, or DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of the Notes. No person that acquires a beneficial interest in the Notes will be entitled to receive a certificate representing that person’s interest in the Notes except as described herein. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. DTC has an S&P rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note, or the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of the Company, the trustee, any depositary, or any agent of any of them will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Termination of a Global Note

If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book-entry form as certificated securities. After such exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the Notes. See “— Form, Exchange and Transfer of Certificated Registered Securities.”

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the Note on the interest payment date. Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.

Payments on Global Notes

We will make payments on the Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

In the event the Notes become represented by certificates, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the Note at his or her address shown on the trustee’s records as of the close of business on the record date. We will make all payments of principal by check at the office of the trustee in the contiguous United States and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Form, Exchange and Transfer of Certificated Registered Securities

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notified us at any time that it is unwilling or unable to continue as depositary for the Global Notes;

•	DTC ceases to be registered as a clearing agency under the Exchange Act; or

•	an Event of Default with respect to such Global Note has occurred and is continuing.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering the Notes in the name of holders transferring Notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.

Holders will not be required to pay a service charge for any registration of transfer or exchange of their certificated securities, but they may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we redeem any of the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to determine or fix the list of holders to prepare the mailing. We may also refuse to register transfer or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.

About the Trustee

U.S. Bank Trust Company, National Association will be the trustee under the indenture and will be the principal paying agent and registrar for the Notes. The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Notes that we are offering. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon of the Internal Revenue Code of 1986, as amended, or the Code, regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service, or the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not address all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as pass-through entities (including partnerships and other entities and arrangements classified as partnerships for U.S. federal income tax purposes and S corporations) and beneficial owners of such pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in stocks, securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the Notes as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” U.S.. Holders (as defined below) whose functional currency for tax purposes (as defined in Section 985 of the Code) is not the U.S. dollar, holders subject to Section 451(b) of the Code, and individuals subject to the alternative minimum tax provisions of the Code. This summary does not address the effects of other U.S. federal tax laws (such as estate and gift tax laws) or the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to holders that, except as otherwise specifically noted, will purchase the Notes offered in this prospectus upon original issuance for the “issue price” (i.e., the first price at which a substantial amount of the Notes is sold for money to persons, other than to bond houses, brokers or similar persons or organizations acting in the capacity of the underwriters, placement agents or wholesalers) for cash and will hold such securities as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.

This summary is not a comprehensive description of all of the U.S. federal tax consequences that may be relevant with respect to the acquisition, ownership and disposition of the Notes. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal tax consequences to you of acquiring, owning and disposing of these securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of Notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) that was in existence on August 20, 1996 and that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

As used in this prospectus, the term “Non-U.S. Holder” is a beneficial owner of the Notes (other than a partnership or other entity or arrangement taxable as a partnership) that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes offered in this prospectus, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level; accordingly, as provided above, this summary does not apply to partnerships. A partner of a partnership holding the Notes should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of the Notes by the partnership.

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to U.S. Holders of the Notes.

Additional Payments. In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the Notes, such as the Make-Whole Amount in connection with an optional redemption as described under “Description of Notes — Optional Redemption”. The obligation to make such payments may implicate the provisions of United States Treasury Regulations relating to “contingent payment debt instruments.” If the Notes were deemed to be contingent payment debt instruments, a U.S. Holder might be required to accrue income on the U.S. Holder’s Notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a Note before the resolution of the contingencies.

According to current United States Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not cause the Notes to be treated as contingent payment debt instruments if there is only a remote chance as of the date the Notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the Notes to the contingent payment debt rules. Our determination that these contingencies are remote is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable United States Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a U.S. Holder could differ materially and adversely from those discussed herein. In the event a contingency were to occur, it would affect the amount and timing of the income recognized by a U.S. Holder. If any additional payments are in fact made, U.S. Holders will be required to recognize such amounts as income. The remainder of this disclosure assumes that the Notes will not be treated as contingent payment debt instruments.

Payment of Interest. It is expected, and this discussion assumes, that either the issue price of the Notes will equal the stated principal amount of the Notes or the Notes will be issued with less than a de minimis amount of “original issue discount” for U.S. federal income tax purposes. Accordingly, payments of stated interest on a Note generally will be included in the income of a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, or Retirement of Notes. Upon the sale, exchange, retirement, or other disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition and the U.S. Holder’s adjusted tax basis in the Note. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the Note, but will exclude amounts attributable to accrued but unpaid interest which will be treated as described above under “Payments of Interest.” A U.S. Holder’s adjusted tax basis in a Note will generally be the cost of the Note to such U.S. Holder.

Gain or loss realized on the sale, exchange, retirement, or other disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if the Note has been held by the U.S. Holder for more than one year. Net long-term capital gain recognized by an individual U.S. Holder is generally taxed at preferential rates. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Additional Medicare Tax on Unearned Income. Certain U.S. Holders, including individuals, estates and trusts, are subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the Notes.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of a Note.

Payments of Interest. Except as discussed below, principal and interest payments that are received from us and that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, generally will not be subject to U.S. federal income or withholding tax, except as provided below. Interest may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if:

•	a Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	a Non-U.S. Holder is a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us (directly or indirectly) through stock ownership;

•	a Non-U.S. Holder is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (as described in Section 881(c)(3)(A) of the Code); or

•	the Non-U.S. Holder does not satisfy the certification requirements described below.

In the case of the Notes, a Non-U.S. Holder generally will satisfy the certification requirements if either: (A) the Non-U.S. Holder certifies to us, under penalties of perjury, that it is not a “United States person” (within the meaning of the Code) and provides its name and address (which certification may generally be made on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable U.S. nonresident withholding tax certification form), or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the Note certifies to us under penalties of perjury that either it or another financial institution has received the required statement from the Non-U.S. Holder certifying that it is not a United States person and furnishes us with a copy of the statement.

Except as discussed below, payments not meeting the requirements set forth above and thus subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN, Form W-8BEN-E, or other applicable U.S. nonresident withholding tax certification form, claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States as discussed below. These forms may be required to be updated periodically. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, or Retirement of Note. Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain or market discount realized on the sale, exchange, retirement or other disposition of Notes, provided that: (a) the gain is not effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, and (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of the Note. An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition of a Note, and if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gain realized on the sale, exchange or other disposition of such Note.

Income Effectively Connected with a Trade or Business within the United States. If a Non-U.S. Holder of a Note is engaged in the conduct of a trade or business within the United States and if interest on the Note, or gain realized on the sale, exchange or other disposition of the Note, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), will generally be subject to U.S. federal income tax on such interest or gain on a net income basis in the same manner as if it were a U.S. Holder. Non-U.S. Holders should read the material under the heading “— Consequences to U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of a Note. In addition, if such Non-U.S.

Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of all or a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Backup Withholding and Information Reporting

In general, information returns will be filed annually with the IRS and provided to each U.S. Holder that is not an “exempt recipient” in connection with any interest payments on the Notes and the proceeds from a sale or other disposition of the Notes. In addition, a U.S. Holder may be subject to backup withholding (currently at the rate of 24%) on payments of these amounts unless the U.S. Holder provides a correct taxpayer identification number, or TIN, and certifies, under penalties of perjury, that it is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder either (a) is exempt from backup withholding, (b) has not been informed by the IRS that backup withholding is required due to a prior underreporting of interest or dividends or (c) has been informed by the IRS that backup withholding is no longer required. Non-U.S. Holders generally are exempt from information reporting and backup withholding, provided, if necessary, that they demonstrate their qualification for exemption by providing a properly executed IRS Form W-8BEN, Form W-8BEN-E, or other applicable tax certification form. U.S. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder generally would be allowed as a refund or a credit against such holder’s U.S. federal income tax provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Certain provisions of the Code, known as the Foreign Account Tax Compliance Act, or FATCA, impose a 30% U.S. withholding tax on certain U.S. source payments, including interest and dividends, if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless (i) such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information (that is in addition to and significantly more onerous than, the requirement to deliver an applicable U.S. nonresident withholding tax certification form (e.g., IRS Form W-8BEN), as discussed above) regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or (ii) such institution resides in a jurisdiction that has entered into an intergovernmental agreement, or IGA, with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of Notes (as they are property that could produce U.S. source interest), proposed Treasury regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. FATCA also generally imposes a withholding tax of 30% on withholdable payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Depending on the status of a holder and the status of the intermediaries through which they hold their Notes, the holder could be subject to this 30% withholding tax with respect to interest paid on the Notes and potentially proceeds from the sale of the Notes to the extent treated as interest for U.S. federal income tax purposes. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

If we determine withholding is appropriate with respect to the Notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

UNDERWRITING

Ladenburg Thalmann & Co Inc., or Ladenburg, is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters dated [___________], 2022, or the Underwriting Agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Ladenburg Thalmann & Co. Inc.	$

Total	$

Subject to the terms and conditions set forth in the Underwriting Agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the Underwriting Agreement. These conditions include, among others, the continued accuracy of representations and warranties made by us in the Underwriting Agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus.

The several obligations of the underwriters under the Underwriting Agreement are conditional and may be terminated on the occurrence of certain stated events, including, in the event that at or prior to the closing of the offering: (i) trading in securities generally on the New York Stock Exchange or the Nasdaq Stock Market or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or materially limited, or minimum or maximum prices or maximum range for prices shall have been established on any such exchange or such market by the SEC, by such exchange or market or by any other regulatory body or governmental authority having jurisdiction; (ii) a banking moratorium shall have been declared by United States federal or state authorities or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (iii) the United States shall have become engaged in hostilities, or the subject of an act of terrorism, or there shall have been an outbreak of or escalation in hostilities involving the United States, or there shall have been a declaration of a national emergency or war by the United States; or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the reasonable judgment of the underwriters, impracticable or inadvisable to proceed with the sale or delivery of the Notes on the terms and in the manner contemplated in this prospectus.

We have granted to the underwriters the option to purchase up to an additional $                 of Notes at the public offering price, less the underwriting discounts, or the Option. If any Notes are purchased pursuant to the Option, the underwriters will, severally but not jointly, purchase the Notes in approximately the same proportions as set forth in the above table. This prospectus also qualifies the grant of the Option and the Notes issuable upon the exercise thereof. A purchaser who acquires any Notes forming part of the underwriters’ Option acquires such Notes under this prospectus, regardless of whether the position is ultimately filled through the exercise of the Option or secondary market purchases.

We have agreed to indemnify the underwriters against certain liabilities, including, among other things, liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We expect to deliver the Note against payment for such notes on or about [ ], 2022, which will be the second business day following the date of the pricing of the Notes (“T + [2]”).

Discounts and Expenses

The representative has advised us that the underwriters propose initially to offer the Notes to the public at the public offering price and to dealers at that price less a concession not in excess of [$0.60] per Note. After the underwriters have made a reasonable effort to sell all of the Notes at the offering price, such offering price may be decreased and may be further changed from time to time to an amount not greater than the offering price set forth herein, and the compensation realized by the underwriters will effectively be decreased by the amount that the price paid by purchasers for the Notes is less than the original offering price. Any such reduction will not affect the net proceeds received by us. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the per share and total underwriting discount that we are to pay to the underwriters in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the Option.

	Price to the Public	Underwriting Discount(1)	Net Proceeds(2)
Per Note	$	$	$

Total(3)	$	$	$

___________________

(1) Pursuant to the terms of the Underwriting Agreement, the underwriters will receive a discount equal to $[___].00 per Note.

(2) After deducting the underwriting discount but before deducting expenses of the offering.

(3) If the Option is exercised in full, the total price to the public, underwriting discount and net proceeds to us (after deducting the underwriting discount but before deducting estimated offering expenses) will be $[___________], $[___________] and $[___________], respectively.

We have also agreed to pay Ladenburg a management fee equal to 0.7% of the gross proceeds of this offering ($[___________] ($[___________] if the Option is exercised in full) in connection with the offering of the Notes.]

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and reimbursements, will be approximately $[___________]. We have also agreed to reimburse the underwriters for their reasonable out-of-pocket expenses, including attorneys’ fees, up to $85,000

No Sales of Similar Securities

We have agreed for a period of 30 days following the date of this offering that, without the prior written consent of the representative, which may not be unreasonably withheld, on behalf of the underwriters, we will not, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any debt securities issued or guaranteed by the Company or any securities convertible into or exchangeable or exercisable for debt securities issued or guaranteed by the Company or file or cause to be declared effective a registration statement under the Securities Act with respect to any of the foregoing.

Stock Exchange Listing

We have applied to list the Notes on the NYSE American. If the application is approved, trading of the Notes on the NYSE American is expected to begin within 30 days after the date of initial delivery of the Notes. The underwriters will have no obligation to make a market in the Notes, however, and may cease market-making activities, if commenced, at any time. Accordingly, an active trading market on the NYSE American for the Notes may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Notes could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer the Notes at the time and price desired will be limited.

Price Stabilization, Short Positions

Until the distribution of the Notes is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Notes. However, the representative may engage in transactions that have the effect of stabilizing the price of the Notes, such as purchases and other activities that peg, fix or maintain that price.

In connection with this offering, the underwriters may bid for or purchase and sell our Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of our Notes than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option to purchase additional Notes in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase additional Notes pursuant to the option granted to them. “Naked” short sales are sales in excess of the option to purchase additional Notes. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Notes in the open market after pricing that could adversely affect investors who purchase in this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. If these activities are commenced, they may be discontinued at any time. The underwriters may conduct these transactions on the NYSE American, in the over-the-counter market or otherwise.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Notes

This prospectus in electronic format may be made available on websites maintained by one or more of the underwriters, and the underwriters may distribute the prospectus electronically.

Other than this prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by an underwriter or any selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Additional Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they will be entitled to receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Tampa, Florida, and for the underwriters by Blank Rome LLP, New York, New York.

EXPERTS

The consolidated financial statements of Cryo-Cell International, Inc. and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2021, filed with the SEC on February 22, 2022, have been audited by Wipfli LLP, an independent registered public accounting firm, as stated in its report appearing therein, and are incorporated by reference. Such audited consolidated financial statements are incorporated hereby by reference in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus.

We incorporate by reference into this prospectus and the registration of which this prospectus is a part the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2021 filed with the SEC on February 22, 2022; and

•	our Current Reports on Form 8-K filed with the SEC on December 15, 2021, January 25, 2022, February 24, 2022 and March 16, 2022.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus.

In addition to accessing the above information through the SEC’s website at www.sec.gov, we will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

Cryo-Cell International, Inc.

700 Brooker Creek Blvd.

Suite 1800

Oldsmar, FL 34677

Attention: Investor Relations.

You may also make such requests by contacting us at (813) 749-2102.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on the SEC’s web site at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at https://ir.cryo-cell.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

Part II

Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the aggregate estimated (other than the registration fee) costs and expenses payable by Cryo-Cell in connection with a distribution of securities registered hereby:

Securities and Exchange Commission registration fee	$ [____________]
FINRA filing fee	*
NYSE American listing fees and expenses	*
Accounting fees and expenses	*
Legal fees and expenses	*
Printing expenses	*
Trustee Fees and Expenses	*
Road Show Expenses	*
Miscellaneous(1)	*

Total	$ *

(*)	To be filed by amendment.
(1)	This amount represents additional expenses that may be incurred by the Company in connection with the offering, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with our current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

We maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act that may be incurred by them in their capacity as such.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors, officers and controlling persons by the underwriters in certain circumstances against certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The Company has sold, during the past three years, unregistered securities in the amounts, at the times and for the aggregate amounts of consideration listed below. The securities were sold to purchasers directly by the Company, and such sales did not involve any underwriter. The Company considers these securities to have been offered and sold in transactions not involving any public offering and therefore, to be exempted from registration under Section 4(2) of the Securities Act.

•	409,734 shares of Common Stock of the Company issued to Duke pursuant to the Duke Agreement on March 11, 2021.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit No.	Description

1.1**	Form of Underwriting Agreement

3.1 (1)	Amended and Restated Certificate of Incorporation

3.2 (2)	Amended and Restated By-Laws

4.1**	Form of Indenture

4.2**	Form of Supplemental Indenture

4.3**	Form of Notes (included as Exhibit A to Exhibit 4.2 above)

5.1**	Opinion of Shumaker, Loop & Kendrick, LLP

10.1 (3)	Secondary Storage Agreement with Safti-Cell, Inc. dated October 1, 2001

10.2 (3)	Addendum Agreement dated November 2001 to Secondary Storage Agreement with Safti-Cell, Inc.

10.3 (4)	Lease Agreement dated April 15, 2004 between Brooker Creek North, LLP and the Company

10.4 (5)	Employment Agreement with Mercedes Walton, dated August 15, 2005

10.5 (6)	Employment Agreement with Jill M. Taymans dated November 1, 2005.

10.6 (6)	Forms of Stock Option Agreements under 2000 Stock Incentive Plan.

10.7 (7)	First Lease Amendment by and between the Company and Brooker Creek North I, LLP, dated June 7, 2006.

10.8 (8)	2006 Stock Incentive Plan

10.9 (9)	Employment Agreement dated April 1, 2007 between the Company and Julie Allickson

10.10 (10)	Agreement dated June 4, 2007 by and among the Company and Andrew J. Filipowski, the Andrew J. Filipowski Revocable Trust and Matthew G. Roszak

10.11 (11)	Agreement dated January 24, 2008 by and among the Company and Andrew J. Filipowski, the Andrew J. Filipowski Revocable Trust, Matthew G. Roszak and SilkRoad Equity LLC

10.12 (11)	Agreement dated January 24, 2008 by and among the Company and Ki Yong Choi and the UAD 7/21/01 FBO Choi Family Living Trust

10.13 (12)	Amendment dated July 16, 2007, amending Employment Agreement with Mercedes Walton, dated August 15, 2005

10.14 (13)	Amendment dated July 18, 2008, amending Employment Agreement with Mercedes Walton, dated August 15, 2005

10.15 (13)	Amendment dated July 18, 2008, amending Employment Agreement with Jill M. Taymans, dated November 1, 2005

10.16 (14)	2000 Stock Incentive Plan

10.17 (14)	Amendment to 2000 Stock Incentive Plan dated April 6, 2004

10.18 (14)	Amendment to 2000 Stock Incentive Plan dated August 14, 2008

10.19 (12)	Stipulation and Order of Court of Chancery of the State of Delaware dated June 18, 2008

10.20 (15)	Employment Agreement with David Portnoy dated December 1, 2011

10.21 (15)	Employment Agreement with Mark Portnoy dated December 1, 2011

10.22 (16)	Amendment dated, February 13, 2012, amending Employment Agreement with David Portnoy

10.23 (16)	Amendment dated, February 13, 2012, amending Employment Agreement with Mark Portnoy

10.24 (17)	Employment Agreement with Oleg Mikulinsky dated March 5, 2012

10.25 (18)	Amendment dated May 1, 2013, amending Employment Agreement with Oleg Mikulinsky dated March 5, 2012

10.26 (19)	Employment Agreement with David Portnoy dated December 1, 2013

10.27 (19)	Employment Agreement with Mark Portnoy dated December 1, 2013

10.28 (20)	Employment Agreement with Linda Kelley dated June 18, 2012

10.29 (20)	Amendment dated October 29, 2013, amending Employment Agreement with Linda Kelley dated June 18, 2012

10.30 (21)	Certificate of Designation of Series A Junior Participating Preferred Stock of Cryo-Cell International, Inc.

10.31 (22)	Asset Purchase Agreement by and between BioE LLC and Cryo-Cell International, Inc. dated June 15, 2015

10.32 (21)	Rights Agreement dated December 5, 2014

10.33 (23)	Amendment No. 1 to Asset Purchase Agreement dated June 30, 2015

10.34 (24)	Third Lease Amendment by and between the Company and EJB Brooker Creek, LLC., dated January 12, 2016.

10.35 (25)	Amended and Restated Employment Agreement with David Portnoy dated December 1, 2015

10.36 (25)	Amended and Restated Employment Agreement with Mark Portnoy dated December 1, 2015

10.37 (26)	Amendment Agreement with Oleg Mikulinsky dated December 1, 2015.

10.38 (27)	Stock Purchase Agreement dated June 16, 2016.

10.39 (28)	2012 Equity Incentive Plan.

10.40 (29)	Amended and restated Employment Agreement with David Portnoy dated March 8, 2018.

10.41 (29)	Amended and restated Employment Agreement with Mark Portnoy dated March 8, 2018.

10.42 (30)	Amended Agreement with Oleg Mikulinsky effective December 1, 2017.

10.43*	Credit Agreement with Texas Capital Bank dated May 20, 2016

10.44*	First Amendment to Credit Agreement with Texas Capital Bank.

10.45 (31)	Second Amendment to Credit Agreement with Texas Capital Bank dated June 11, 2018.

10.46 (31)	Second Amended and Restated Promissory Note dated June 11, 2018

10.47 (32)	Retrospective Amendments to the 2000 Stock Incentive Plan

10.48 (32)	Retrospective Amendments to the 2006 Stock Incentive Plan

10.49 (32)	2012 Amended and Restated Equity Incentive Plan

10.50 (33)	Patent Option Agreement

10.50 (34)	Patent and License Technology Agreement

10.54 (35)	First Amendment to License Agreement

10.51 (36)	2020 Employment Agreement for David Portnoy

10.52 (36)	2020 Employment Agreement for Mark Portnoy

10.53 (37)	2021 Employment Agreement for Oleg Mikulinsky

10.55 (38)	Asset Purchase Agreement, date May 29, 2018, between Cord:Use Cord Blood Bank, Inc. and Cryo-Cell International, Inc.

10.58 (39)	Purchase Agreement between Scannell Properties #502, LLC and Cryo-Cell International, Inc. dated March 14, 2022

10.59*	Exclusive License Agreement with BioE LLC

10.60*	First Amendment to License Agreement with BioE LLC

10.61*	Services Agreement

23.1*	Consent of Wipli

23.2**	Consent of Shumaker, Loop & Kendrick, LLP (included in its opinion filed as Exhibit 5.1)

25.1*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1938, as amended, of Trustee

107*	Filing Fee Table

*	Filed herewith

**	To be filed by amendment.

(1)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended May 31, 2002.

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 11, 2018.

(3)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended November 30, 2002.

(4)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended May 31, 2004.

(5)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB filed for the quarter ended August 31, 2005.

(6)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended November 30, 2005.

(7)	Incorporated to the Company’s Quarterly Report on Form 10-QSB for the quarter ended May 31, 2006.

(8)	Incorporated by reference to Annex B to the Definitive Proxy Statement filed June 1, 2006.

(9)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2007.

(10)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 8, 2007.

(11)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 25, 2008.

(12)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2008.

(13)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2008.

(14)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended November 30, 2008.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 7, 2011.

(16)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 17, 2012.

(17)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 9, 2012

(18)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2013.

(19)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 27, 2014.

(20)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended November 30, 2013.

(21)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 3, 2014.

(22)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 19, 2015

(23)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on July 16, 2015

(24)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended November 30, 2015

(25)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 19, 2016.

(26)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 20, 2016.

(27)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 24, 2016.

(28)	Incorporated by reference to Appendix B to the proxy statement for the Annual Meeting of Stockholders of the Company (Commission File No. 000-23386), filed by the Company under the Exchange Act with the Commission on June 21, 2012.

(29)	Incorporated by reference to the Company’s Current Report on Form 8-K filed March 13, 2018.

(30)	Incorporated by reference to the Company’s Current Report on Form 8-K filed May 24, 2018.

(31)	Incorporated by reference to the Company’s Current Report on Form 8-K filed June 15, 2018.

(32)	Incorporated by reference the proxy statement for the Annual Meeting of Stockholders of the Company (Commission File No. 000-23386), filed by the Company under the Exchange Act with the Commission on October 29, 2019.

(33)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 11, 2020.

(34)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2021.

(35)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on February 22, 2022.

(36)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 30, 2021.

(36)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 30, 2021.

(37)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on August 4, 2021.

(38)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 4, 2018.

(39)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 16, 2022.

*	Filed herewith
**	To be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oldsmar, State of Florida, on April 4, 2022.

CRYO-CELL INTERNATIONAL, INC.

By:	/s/David Portnoy
David Portnoy,
Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David Portnoy, Mark Portnoy and Jill Taymans, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/David Portnoy David Portnoy	Chairman of the Board and Co-Chief Executive Officer (principal executive officer) and Director	March 31, 2022

/s/Mark Portnoy Mark Portnoy	Co-Chief Executive Officer	April 4, 2022

/s/Jill Taymans Jill Taymans	Chief Financial Officer (principal financial and accounting officer)	April 4, 2022

/s/Harold Berger Harold Berger	Director	April 4, 2022

/s/Daniel Mizrahi Daniel Mizrahi	Director	April 4, 2022